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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-203936

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to the notes has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement is not an offer to sell the notes and it is not soliciting an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated September 7, 2016

P  R  O  S  P  E  C  T  U  S    S  U  P  P  L  E  M  E   N  T
(To prospectus dated August 8, 2016)

$500,000,000

SM ENERGY COMPANY

        % Senior Notes due 2026

        We are offering $500,000,000 aggregate principal amount of our        % Senior Notes due 2026, or the notes. We will pay interest on the notes on            and            of each year, beginning on            , 2017. The notes will mature on            , 2026.

        We may redeem some or all of the notes at any time on or after        , 2021 at the redemption prices described in this prospectus supplement and prior to such date at a "make-whole" redemption price. We may also redeem up to 35% of the notes prior to            , 2019 with cash proceeds we receive from certain equity offerings. If we sell certain assets and do not reinvest the proceeds or repay senior indebtedness or if we experience specific kinds of changes of control, we must offer to repurchase the notes.

        The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, including all borrowings under our Credit Agreement. The notes will be structurally subordinated to all liabilities of any of our subsidiaries that do not issue guarantees of the notes.

        The obligations under the notes will initially not be guaranteed by any of our subsidiaries. Currently, our subsidiaries do not guarantee our indebtedness under our credit facility.

        Investing in the notes involves a high degree of risk. See "Risk Factors" beginning on page S-16 of this prospectus supplement.

	Per Note	Total

Public offering price(1)	$	$

Underwriting discounts and commissions	$	$

Proceeds to us, before expenses	$	$

(1)
Plus accrued interest, if any, from September       , 2016.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about September 12, 2016.

Joint Book-Running Managers
BofA Merrill Lynch	Wells Fargo Securities	J.P. Morgan
Barclays	BBVA	RBC Capital Markets
Senior Co-Manager
Comerica Securities
Co-Managers
BOK Financial Securities, Inc.	Capital One Securities	Deutsche Bank Securities
KeyBanc Capital Markets	Santander	Scotiabank
US Bancorp	Goldman, Sachs & Co.	Tudor, Pickering, Holt & Co.

The date of this prospectus supplement is September      , 2016.

PROSPECTUS SUPPLEMENT

PROSPECTUS

 ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

        This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both this prospectus supplement and the accompanying prospectus. Before you invest in our notes, you should carefully read this prospectus supplement and the

i

accompanying prospectus, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information" and "Incorporation by Reference" in this prospectus supplement.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may authorize to be delivered to you. If any information varies between this prospectus supplement, the accompanying prospectus or documents incorporated by reference herein prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        The information contained in this prospectus supplement and the accompanying prospectus or in any document incorporated by reference herein or therein is accurate and complete only as of the date hereof or thereof, respectively, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our notes by us or the underwriters. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless otherwise indicated or the context otherwise requires, the terms "SM Energy," "the Company," "we," "us" and "our" in this prospectus supplement mean SM Energy Company, a Delaware corporation, and its subsidiaries. Certain oil and natural gas industry terms used in this prospectus supplement are defined in the "Glossary of Oil and Natural Gas Terms" beginning on page S-109 of this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and we file annual, quarterly and other reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file with the SEC at the SEC's public reference room at 100 F Street NE, Washington, D.C. 20549-2521. Please call 1-800-732-0330 for further information concerning the operation of the public reference room. Our SEC filings are also available on the SEC's web site at http://www.sec.gov. Unless specifically listed under "Incorporation by Reference" below, the information contained on the SEC web site is not intended to be incorporated by reference in this prospectus supplement and you should not consider that information a part of this prospectus supplement.

        We make available free of charge on or through our Internet website, http://www.sm-energy.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, information contained on our Internet website is not part of this prospectus supplement and does not constitute a part of this prospectus supplement.

INCORPORATION BY REFERENCE

        We "incorporate by reference" in this prospectus supplement certain documents that we have previously filed with the SEC. This means that we are disclosing important information to you without actually including that information in this prospectus supplement by referring you to other documents that we have filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. Information that we later provide to the SEC, and which is deemed "filed" with the SEC, will automatically update information that we previously filed with the SEC, and may replace information in this prospectus supplement and information that we previously filed with the SEC. We incorporate by reference the following documents in this prospectus supplement, which you should review in connection with this prospectus supplement:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 24, 2016 ("2015 Form 10-K");

  •
  our Quarterly Reports on Form 10-Q for the period ended March 31, 2016, filed with the SEC on May 4, 2016, and for the period ended June 30, 2016 ("Second Quarter 2016 Form 10-Q"), filed with the SEC on August 3, 2016; and

  •
  our Current Reports on Form 8-K filed with the SEC on February 22, 2016, March 25, 2016, April 13, 2016, May 26, 2016, August 8, 2016, August 9, 2016 and August 12, 2016, excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K.

        We also incorporate by reference each of the documents that we file with the SEC (excluding those filings made under Items 2.02 or 7.01 of Form 8-K or other information furnished to the SEC) under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act on or after the date of this prospectus supplement and before the termination of the offering of notes under this prospectus supplement shall be deemed to be incorporated in this prospectus supplement by reference and to be a part hereof from the date of the filing of such documents. Any statements made in such documents will automatically update and supersede the information contained in this prospectus supplement, and any statements made in this prospectus supplement update and supersede the information contained in past SEC filings incorporated by reference into this prospectus supplement.

        We will provide, at no cost to you, a copy of all documents incorporated by reference into this prospectus supplement to each person, including any beneficial owner, to whom we deliver this prospectus supplement, upon written or oral request. You may request a copy of these filings by writing or telephoning us at the following address or telephone number:

Investor Relations
SM Energy Company
1775 Sherman Street, Suite 1200
Denver, Colorado 80203
(303) 861-8140
information@sm-energy.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act. All statements, other than statements of historical facts, included in this prospectus supplement that address activities, events, or developments with respect to our financial condition, results of operations, or economic performance that we expect, believe, or anticipate will or may occur in the future, or that address plans and objectives of management for future operations, are forward-looking statements. The words "anticipate," "assume," "believe," "budget," "estimate," "expect," "forecast," "intend," "plan," "project," "will," and similar expressions are intended to identify forward-looking statements. Forward-looking statements appear throughout this prospectus supplement, and include statements about such matters as:

  •
  the amount and nature of future capital expenditures and the availability of liquidity and capital resources to fund capital expenditures;

  •
  our ability to consummate acquisitions and the successful integration and future performance of such assets;

  •
  our outlook on future oil, gas, and NGL prices, well costs, and service costs;

  •
  the drilling of wells and other exploration and development activities and plans, as well as possible acquisitions;

  •
  the possible divestiture or farm-down of, or joint venture relating to, certain properties;

  •
  proved reserve estimates and the estimates of both future net revenues and the present value of future net revenues associated with those proved reserve estimates;

  •
  future oil, gas, and NGL production estimates;

  •
  cash flows, anticipated liquidity, and the future repayment of debt;

  •
  business strategies and other plans and objectives for future operations, including plans for expansion and growth of operations or to defer capital investment, and our outlook on our future financial condition or results of operations; and

  •
  other similar matters such as those discussed in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our 2015 Form 10-K.

        Our forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments, and other factors that we believe are appropriate under the circumstances. These statements are subject to a number of known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from any future results or performance expressed or implied by the forward-looking statements. Some of these risks are described in the Risk Factors section in Part I, Item 1A of our 2015 Form 10-K, and include such factors as:

  •
  the volatility of oil, gas, and NGL prices, and the effect it may have on our profitability, financial condition, cash flows, access to capital, and ability to grow production volumes and/or proved reserves;

  •
  weakness in economic conditions and uncertainty in financial markets;

  •
  our ability to replace reserves in order to sustain production, including our ability to consummate acquisitions and the successful integration and future performance of such assets;

  •
  our ability to raise the substantial amount of capital required to develop and/or replace our reserves;

  •
  our ability to compete against competitors that have greater financial, technical, and human resources;

  •
  our ability to attract and retain key personnel;

  •
  the imprecise estimations of our actual quantities and present value of proved oil, gas, and NGL reserves;

  •
  the uncertainty in evaluating recoverable reserves and estimating expected benefits or liabilities;

  •
  the possibility that exploration and development drilling may not result in commercially producible reserves;

  •
  our limited control over activities on outside-operated properties;

  •
  our reliance on the skill and expertise of third-party service providers on our operated properties;

  •
  the possibility that title to properties in which we have an interest may be defective;

  •
  the possibility that our planned drilling in existing or emerging resource plays using some of the latest available horizontal drilling and completion techniques is subject to drilling and completion risks and may not meet our expectations for reserves or production;

  •
  the uncertainties associated with acquisitions, divestitures, joint ventures, farm-downs, farm-outs and similar transactions with respect to certain assets, including whether such transactions will be consummated or completed in the form or timing and for the value that we anticipate;

  •
  the uncertainties associated with enhanced recovery methods;

  •
  our commodity derivative contracts may result in financial losses or may limit the prices we receive for oil, gas, and NGL sales;

  •
  the inability of one or more of our service providers, customers, or contractual counterparties to meet their obligations;

  •
  our ability to deliver necessary quantities of natural gas or crude oil to contractual counterparties;

  •
  price declines or unsuccessful exploration efforts resulting in write-downs of our asset carrying values;

  •
  the impact that lower oil, gas, or NGL prices could have on the amount we are able to borrow under our Credit Agreement (as defined herein);

  •
  the possibility our amount of debt may limit our ability to obtain financing for acquisitions, make us more vulnerable to adverse economic conditions, and make it more difficult for us to make payments on our debt;

  •
  the possibility that covenants in our debt agreements may limit our discretion in the operation of our business, prohibit us from engaging in beneficial transactions, or lead to the accelerated payment of our debt;

  •
  operating and environmental risks and hazards that could result in substantial losses;

  •
  the impact of seasonal weather conditions and lease stipulations on our ability to conduct drilling activities;

  •
  our ability to acquire adequate supplies of water and dispose of or recycle water we use at a reasonable cost in accordance with environmental and other applicable rules;

  •
  complex laws and regulations, including environmental regulations, that result in substantial costs and other risks;

  •
  the availability and capacity of gathering, transportation, processing, and/or refining facilities;

  •
  our ability to sell and/or receive market prices for our oil, gas, and NGLs;

  •
  new technologies may cause our current exploration and drilling methods to become obsolete;

  •
  the possibility of security threats, including terrorist attacks and cybersecurity breaches, against, or otherwise impacting, our facilities and systems; and

  •
  litigation, environmental matters, the potential impact of legislation and government regulations, and the use of management estimates regarding such matters.

        We caution you that forward-looking statements are not guarantees of future performance and actual results or performance may be materially different from those expressed or implied in the forward-looking statements. The forward-looking statements in this prospectus supplement speak as of the filing date of this prospectus supplement. Although we may from time to time voluntarily update our prior forward-looking statements, we disclaim any commitment to do so except as required by securities laws.

v

SUMMARY

        This prospectus supplement summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus, and the documents we incorporate by reference. It does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of our business and this offering, you should carefully read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including our historical financial statements and the notes thereto, which are incorporated herein by reference from our 2015 Form 10-K and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2016 and June 30, 2016. You should read "Risk Factors" beginning on page S-16 of this prospectus supplement, on page 4 of the accompanying prospectus and Item 1A. "Risk Factors" in our 2015 Form 10-K and Quarterly Reports on Form 10-Q for the periods ended March 31, 2016 and June 30, 2016, for more information about important risks that you should consider before making a decision to invest in our notes.

        Certain information with respect to our estimated proved reserves referred to and incorporated by reference herein is based in part upon the audit of our proved reserve estimates by Ryder Scott Company, L.P., a firm of independent petroleum engineers. Such information is included and incorporated herein in reliance on the authority of such firm as an expert in petroleum engineering.

 SM Energy Company

        We are an independent energy company engaged in the acquisition, exploration, development, and production of oil, natural gas, and NGLs in onshore North America. Our core assets and active development positions are located in the Eagle Ford shale in south Texas, the Bakken/Three Forks in North Dakota and the Permian Basin in west Texas. We also have a delineation and exploration program in the Powder River Basin in Wyoming.

        Our strategic objective is to profitably build our ownership and operatorship of North American oil, natural gas, and NGL producing assets that have high operating margins and significant opportunities for additional economic investment. We pursue growth opportunities through both exploration and acquisitions, and we seek to maximize the value of our assets through industry leading technology application and outstanding operational execution. We focus on achieving high full-cycle economic returns on our investments and maintaining a simple, strong balance sheet through a conservative approach to leverage.

        As of year-end 2015, our proved reserves were 471.3 MMBoe. In the second quarter of 2016, production averaged 157,200 Boe per day. As of the end of the second quarter of 2016, our leasehold acreage totaled approximately 390,000 net acres in the Eagle Ford shale in south Texas, the Bakken/Three Forks in North Dakota and the Permian Basin in west Texas, approximately 171,000 net acres in the Powder River Basin and 477,000 net acres in other areas, of which 79,000 acres we recently announced were subject to contracts for sale or have been sold.

Corporate Information

        We were founded in 1908 and incorporated in Delaware in 1915. Our initial public offering of common stock was in December 1992. Our common stock trades on the New York Stock Exchange (the "NYSE") under the ticker symbol "SM." Our principal offices are located at 1775 Sherman Street, Suite 1200, Denver, Colorado 80203, and our telephone number is (303) 861-8140. Our website address is www.sm-energy.com; information included or referred to on our website is not part of this prospectus supplement.

 Recent Developments

Pending Acquisition

        On August 8, 2016, we entered into a definitive membership interest purchase agreement (the "Purchase Agreement") with Rock Oil Holdings LLC (the "Seller") to acquire (the "Acquisition") 100% of the membership interests in JPM EOC Opal, LLC (the "Target"), a Delaware limited liability company and wholly-owned subsidiary of the Seller, which owns undeveloped leasehold interests, producing wells and associated infrastructure assets in the Midland Basin of west Texas. The Acquisition will complement and significantly expand our existing core position in the basin. The purchase price for the membership interests in the Target is $980 million (the "Purchase Price"), subject to certain customary purchase price adjustments.

        Pursuant to the Purchase Agreement, we will acquire approximately 24,783 net acres in Howard County, Texas that are predominantly contiguous; an estimated 6 MMBoe of proved developed producing reserves (based on internal estimates); and approximately 4,900 Boe per day of net production (as of July 2016) that is approximately 77% oil. The to be acquired leasehold has current production from wells in the Wolfcamp A, Wolfcamp B and Lower Spraberry formations, with a recently completed well producing approximately 1,600 Boe/d for 30 days in July. We have demonstrated superior operational execution in the Midland Basin and plan to utilize our extensive experience and expertise, including applying reservoir modeling, pad drilling and leading edge completion technologies to optimize the performance of the wells we expect to drill on the acquired assets.

        We intend to fund the Acquisition with net proceeds from this offering, net proceeds from the Prior Offerings (as defined below) and proceeds from recently completed asset sales and asset sales pursuant to definitive agreements currently in place.

        The Acquisition is scheduled to close October 4, 2016, with an effective date of September 1, 2016, and is subject to the satisfaction of customary closing conditions. There can be no assurance that the Acquisition will close on the expected closing date or at all. Following the execution of the Purchase Agreement, we deposited $49.0 million into an escrow account as a deposit to be applied against the Purchase Price at the closing of the Acquisition.

        The closing of this offering is not conditioned on, nor is it a condition to, the consummation of the Acquisition. If the Acquisition is delayed, not consummated or consummated in a manner different than described herein, the trading price of our notes may decline. In addition, if the Acquisition is not consummated, our management will have broad discretion in the application of the net proceeds of this offering. Accordingly, if you decide to purchase notes in this offering, you should be willing to do so whether or not we complete the Acquisition.

August 2016 Equity Offering

        On August 12, 2016, we completed a public offering of 18,400,000 shares (including 2,400,000 shares sold pursuant to an option to purchase additional shares) of our common stock at a price to the public of $30.00 per share of common stock (the "Stock Offering"). Net proceeds from Stock Offering, including as a result of the option exercise, after deducting fees and estimated expenses, were approximately $531 million.

        We intend to use the net proceeds from the Stock Offering to pay a portion of the purchase price of the Acquisition. If the Acquisition does not close, we intend to use the net proceeds from the Stock Offering for general corporate purposes.

August 2016 Convertible Notes Offering

        On August 12, 2016, we completed a public offering (the "Convertible Notes Offering," and together with the Stock Offering, the "Prior Offerings") of $172.5 million in aggregate principal amount (including $22.5 million in aggregate principal amount sold pursuant to an option to purchase additional notes) of our 1.50% Senior Convertible Notes due 2021 (the "Convertible Notes"). Net proceeds from the Convertible Notes Offering, including as a result of the option exercise, after deducting fees and estimated expenses, were approximately $166.4 million.

        We used a portion of the net proceeds from the Convertible Notes Offering to pay the cost of capped call transactions entered into in connection with the Convertible Notes Offering and intend to use the remainder to pay a portion of the purchase price of the Acquisition. If the Acquisition does not close, we intend to use the remainder of the net proceeds from the Convertible Notes Offering for general corporate purposes.

Termination of Commitment

        On August 8, 2016, we entered into a commitment letter by which a lender committed to make available to us until November 11, 2016, a second lien facility in a principal amount of up to $500 million (the "Second Lien Facility"), subject to the terms and conditions set forth therein. On August 19, 2016, we exercised our right to terminate the Second Lien Facility and paid a fee of $10.0 million to the lender.

 THE OFFERING

        The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Debt Securities" section of the accompanying prospectus, as supplemented by the "Description of notes" section of this prospectus supplement, contain a more detailed description of the terms and conditions of the notes.

Issuer	SM Energy Company, a Delaware corporation.
The notes	$500,000,000 principal amount of % Senior Notes due 2026.
Maturity	, 2026.
Interest	Interest is payable on the notes on and of each year, beginning on , 2017. Interest accrues from , 2016.
Ranking	The notes will be our senior unsecured obligations and will rank:

•

equally in right of payment with all of our existing and future senior indebtedness, including our 6.50% Senior Notes due 2021, 6.125% Senior Notes due 2022, 6.50% Senior Notes due 2023, 5.00% Senior Notes due 2024, 5.625% Senior Notes due 2025 and Convertible Senior Notes (collectively, the "Senior Notes");

•

be effectively subordinated in right of payment to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness (including all of our borrowings under our Credit Agreement); and

• be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries, except to the extent they guarantee the notes as provided herein.

As of June 30, 2016, our total consolidated indebtedness was $2.6 billion, of which an aggregate of $2.3 billion was unsecured indebtedness and an aggregate of $330.5 million was secured indebtedness. As of June 30, 2016, our subsidiaries had $0.3 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. As of June 30, 2016, on an as further adjusted basis after giving effect to the Prior Offerings and this offering as set forth under "Capitalization," our total consolidated indebtedness would have been $2.9 billion.

Guarantees	The notes initially will not be guaranteed by any of our subsidiaries. Currently, our subsidiaries do not guarantee our indebtedness under our Credit Agreement. Our subsidiaries generated less than 1% of our consolidated total revenues for the six months ended June 30, 2016, and held less than 1% of our consolidated total assets as of such date. Our subsidiaries may in the future guarantee our obligations under the notes if they guarantee certain of our other indebtedness as set forth under "Description of Notes—Certain Covenants—Future Subsidiary Guarantors."
Optional redemption
We will have the option to redeem the notes, in whole or in part, at any time on or after , 2021, in each case at the redemption prices described in this prospectus supplement under the heading "Description of Notes—Optional Redemption," together with any accrued and unpaid interest to the date of redemption.

Prior to , 2021, we may redeem the notes, in whole or in part, at a "make-whole" redemption price described under "Description of Notes—Optional Redemption," together with any accrued and unpaid interest to the date of redemption.

In addition, prior to , 2019, we may, at any time or from time to time, redeem up to 35% of the notes with the proceeds of certain equity offerings at the price described in this prospectus supplement under the heading "Description of Notes—Optional Redemption," together with any accrued and unpaid interest to the date of redemption.
Covenants
We will issue the notes under an indenture with U.S. Bank National Association, as trustee. The indenture will contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
• incur additional debt;
• make certain dividends or pay dividends or distributions on our capital stock or purchase, redeem or retire capital stock;
• sell assets, including capital stock of our restricted subsidiaries;
• restrict dividends or other payments of our restricted subsidiaries;
• create liens that secure debt;
• enter into transactions with affiliates; and
• merge or consolidate with another company.

These covenants are subject to a number of important limitations and exceptions. See "Description of Notes—Certain Covenants." However, most of the covenants will terminate if both S&P Global Ratings and Moody's Investors Service, Inc. assign the notes an investment grade rating and no default exists with respect to the notes.
Change of control offer
Upon the occurrence of certain change of control events, holders of the notes will have the right to require us to repurchase all or a portion of the notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest, if any, to the date of repurchase.
Form and denominations	The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.
Listing and trading
The notes will not be listed on any securities exchange or included in any automated dealer quotation system. The notes are new securities for which there is currently no established market for the notes.
Use of proceeds
We estimate that the proceeds from this offering will be approximately $492.0 million, after deducting fees and estimated expenses. If the Acquisition is consummated, we intend to use the net proceeds from this offering to partially fund the Acquisition and for general corporate purposes. If the Acquisition is not consummated, we intend to use the net proceeds of this offering for general corporate purposes. See "Use of Proceeds."
Risk factors
Investing in the notes involves risk. See "Risk Factors" beginning on page S-16 of this prospectus supplement and on page 4 of the accompanying prospectus for the information regarding risks you should consider before investing in the notes.

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

        We derived the following summary historical financial data as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014, and 2013, from our audited financial statements, which are incorporated by reference into this prospectus supplement and should be read in conjunction with Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Item 8, "Financial Statements and Supplementary Data" included in our 2015 Form 10-K, which is incorporated by reference herein. The summary historical balance sheet data as of December 31, 2013 has been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 but not included or incorporated by reference in this prospectus supplement. The financial data for the six months ended June 30, 2016 and 2015, respectively, and as of June 30, 2016 was derived from our unaudited condensed consolidated financial statements included in our Second Quarter 2016 Form 10-Q, which is incorporated by reference into this prospectus supplement. The Consolidated Balance Sheet data as of June 30, 2015 was derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended June 30, 2015, which is not included or incorporated by reference in this prospectus supplement. The following summary historical financial data should be read in conjunction with Part I, Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Part I, Item 1, "Financial Statements" of our Second Quarter 2016 Form 10-Q.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2016	2015	2015	2014	2013
	(unaudited)
	(in thousands, except per share amounts)
Operating revenues:
Oil, gas, and NGL production revenue	$502,965	$834,571	$1,499,905	$2,481,544	$2,199,550
Net gain (loss) on divestiture activity	(18,975)	36,082	43,031	646	27,974
Marketed gas system revenue	—	9,482	9,485	24,897	60,039
Other operating revenues	900	1,945	4,544	15,220	5,811

Total operating revenues and other income	484,890	882,080	1,556,965	2,522,307	2,293,374
Operating expenses:
Oil, gas, and NGL production expense	293,134	369,836	723,633	715,878	597,045
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	425,227	437,105	921,009	767,532	822,872
Exploration	28,460	62,948	120,569	129,857	74,104
Impairment of proved properties	269,785	68,440	468,679	84,480	172,641
Abandonment and impairment of unproved properties	2,349	17,446	78,643	75,638	46,105
Impairment of other property and equipment	—	—	49,369	—	—
General and administrative	60,438	86,244	157,668	167,103	149,551
Change in Net Profits Plan liability	1,865	(8,810)	(19,525)	(29,849)	(21,842)
Derivative (gain) loss	149,123	(73,238)	(408,831)	(583,264)	(3,080)
Marketed gas system expense	—	10,773	13,922	24,460	57,647
Other operating expenses	11,783	16,650	30,612	4,658	30,076

Total operating expenses	1,242,164	987,394	2,135,748	1,356,493	1,925,119
Income (loss) from operations	(757,274)	(105,314)	(578,783)	1,165,814	368,255
Non-operating income (expense):
Other, net	11	596	649	(2,561)	67
Interest expense	(65,123)	(63,426)	(128,149)	(98,554)	(89,711)
Gain (loss) on extinguishment of debt	15,722	(16,578)	(16,578)	—	—

Income (loss) before income taxes	(806,664)	(184,722)	(722,861)	1,064,699	278,611
Income tax (expense) benefit	290,773	74,156	275,151	(398,648)	(107,676)

Net income (loss)	$(515,891)	$(110,566)	$(447,710)	$666,051	$170,935

Basic weighted-average common shares outstanding	68,090	67,473	67,723	67,230	66,615
Diluted weighted-average common shares outstanding	68,090	67,473	67,723	68,044	67,998
Basic net income (loss) per common share	$(7.58)	$(1.64)	$(6.61)	$9.91	$2.57
Diluted net income (loss) per common share	$(7.58)	$(1.64)	$(6.61)	$9.79	$2.51

	As of June 30,		As of December 31,
	2016	2015	2015	2014	2013
	(unaudited)
	(in thousands)
Consolidated Balance Sheets Data:
Working capital	$(16,367)	$3,551	$216,464	$(39,617)	$8,370
Total property and equipment, net	$4,601,332	$5,485,045	$4,950,280	$5,503,903	$3,859,792
Total assets(1)	$5,044,475	$6,177,459	$5,621,643	$6,483,145	$4,678,023
Total noncurrent liabilities(1)	$3,374,798	$3,466,995	$3,466,717	$3,411,830	$2,432,071
Total stockholders' equity	$1,348,836	$2,188,307	$1,852,401	$2,286,655	$1,606,821

(1)
We adopted FASB ASU No. 2015-03, "Simplifying the Presentation of Debt Issuance Costs" effective November 1, 2015, which requires certain deferred financing costs to be presented on the balance sheets as a direct reduction from the carrying value of the related liability. Prior period amounts have been reclassified to conform with current period presentation in the 2015 Form 10-K.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2016	2015	2015	2014	2013
	(unaudited)
	(in thousands)
Consolidated Statements of Cash Flows:
Net cash provided by operating activities	$256,873	$549,508	$978,352	$1,456,575	$1,338,514
Net cash used in investing activities	$(351,254)	$(646,726)	$(1,144,639)	$(2,478,749)	$(1,192,903)
Net cash provided by financing activities	$94,381	$97,180	$166,185	$740,046	$130,711
Other Financial Data:
Adjusted EBITDAX(1)	$399,408	$649,142	$1,124,775	$1,647,591	$1,477,274

(1)
See "—Reconciliation of Adjusted EBITDAX."

Reconciliation of Adjusted EBITDAX

        Adjusted EBITDAX represents net income (loss) before interest expense, other non-operating income or expense, income taxes, depletion, depreciation, amortization, and accretion expense, exploration expense, impairments, non-cash stock-based compensation expense, derivative gains and losses net of settlements, change in the Net Profits Plan liability, and gains and losses on divestitures. Adjusted EBITDAX excludes certain items that we believe affect the comparability of operating results and can exclude items that are generally one-time in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDAX is a non-GAAP measure that we present because we believe it provides useful additional information to investors and analysts, as a performance measure, for analysis of our ability to internally generate funds for exploration, development, acquisitions, and to service debt. We are also subject to financial covenants under our Credit Agreement based on adjusted EBITDAX ratios as further described in Description of Other Indebtedness later in this prospectus. In addition, adjusted EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Our credit facility provides a material source of liquidity for us. Under the terms of our Credit Agreement, if we fail to comply with the covenants that establish a maximum permitted ratio of senior secured debt to adjusted EBITDAX and a minimum permitted ratio of adjusted EBITDAX to interest, we will be in default, an event that would prevent us from borrowing under our credit facility and would therefore materially limit our sources of liquidity. In addition, if we default under our credit facility and are unable to obtain a waiver of that default from our lenders, lenders under that facility and under the indentures governing our outstanding Senior Notes would be entitled to exercise all of their remedies for a default.

        Adjusted EBITDAX has limitations as an analytical tool and should not be considered in isolation or as a substitute for net income (loss), income (loss) from operations, net cash provided by (used in) operating activities, profitability, or liquidity measures prepared under GAAP. Because adjusted EBITDAX excludes some, but not all items that affect net income (loss) and may vary among companies, the adjusted EBITDAX amounts presented may not be comparable to similar metrics of other companies. Limitations to using adjusted EBITDAX as an analytical tool include:

  •
  Adjusted EBITDAX does not reflect current or future requirements for capital expenditures or capital commitments;

  •
  Adjusted EBITDAX does not reflect changes in, or cash requirements necessary to service interest or principal payments on debt;

  •
  Adjusted EBITDAX does not reflect income taxes;

  •
  Although depletion, depreciation and amortization are non-cash charges, the assets being depleted, depreciated or amortized will often have to be replaced in the future, and adjusted EBITDAX does not reflect any cash requirements for such replacements; and

  •
  Other companies in our industry may calculate adjusted EBITDAX differently than we do, limiting its usefulness as a comparison measure.

        The following table provides reconciliations of our net income (loss) and net cash provided by operating activities to adjusted EBITDAX for the periods presented:

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2016	2015	2015	2014	2013
	(unaudited)
	(in thousands)
Net income (loss) (GAAP)	$(515,891)	$(110,566)	$(447,710)	$666,051	$170,935
Interest expense	65,123	63,426	128,149	98,554	89,711
Other non-operating (income) expense, net	(11)	(596)	(649)	2,561	(67)
Income tax expense (benefit)	(290,773)	(74,156)	(275,151)	398,648	107,676
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	425,227	437,105	921,009	767,532	822,872
Exploration(1)	25,013	59,500	113,158	122,577	65,888
Impairment of proved properties	269,785	68,440	468,679	84,480	172,641
Abandonment and impairment of unproved properties	2,349	17,446	78,643	75,638	46,105
Impairment of other property and equipment	—	—	49,369	—	—
Stock-based compensation expense	13,915	13,215	27,467	32,694	32,347
Derivative (gain) loss	149,123	(73,238)	(408,831)	(583,264)	(3,080)
Derivative settlement gain(2)	248,738	274,024	512,566	12,615	22,062
Change in Net Profits Plan liability	1,865	(8,810)	(19,525)	(29,849)	(21,842)
Net (gain) loss on divestiture activity	18,975	(36,082)	(43,031)	(646)	(27,974)
(Gain) loss on extinguishment of debt	(15,722)	16,578	16,578	—	—
Other, net	1,692	2,856	4,054	—	—

Adjusted EBITDAX (Non-GAAP)	399,408	649,142	1,124,775	1,647,591	1,477,274

Interest expense	(65,123)	(63,426)	(128,149)	(98,554)	(89,711)
Other non-operating income (expense), net	11	596	649	(2,561)	67
Income tax (expense) benefit	290,773	74,156	275,151	(398,648)	(107,676)
Exploration(1)	(25,013)	(59,500)	(113,158)	(122,577)	(65,888)
Exploratory dry hole expense	(24)	22,896	36,612	44,427	5,846
Amortization of deferred financing costs	1,930	3,892	7,710	6,146	5,390
Deferred income taxes	(291,014)	(84,556)	(276,722)	397,780	105,555
Plugging and abandonment	(2,716)	(3,386)	(7,496)	(8,796)	(9,946)
Loss on extinguishment of debt	—	(12,455)	(12,455)	—	—
Other, net	(1,016)	(3,290)	9,707	1,069	2,775
Changes in current assets and liabilities	(50,343)	25,439	61,728	(9,302)	14,828

Net cash provided by operating activities (GAAP)	$256,873	$549,508	$978,352	$1,456,575	$1,338,514

(1)
Stock-based compensation expense is a component of exploration expense and general and administrative expense on the statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the statements of operations for the component of stock-based compensation expense recorded to exploration expense.

(2)
Natural gas derivative settlements for the six months ended June 30, 2015 include a $15.3 million gain on the early settlement of futures contracts as a result of divesting our remaining Mid-Continent assets during the second quarter of 2015. Natural gas derivative settlements for the years ended December 31, 2015, and 2014, include a $15.3 million gain and $5.6 million gain on the early settlement of futures contracts during the second quarter of 2015 and first quarter of 2014, respectively, as a result of divesting certain of our Mid-Continent assets.

SUMMARY RESERVE, PRODUCTION AND OPERATING DATA

Oil and Gas Reserves

        The following table presents summary data with respect to our estimated net proved oil, gas, and NGL reserves as of the dates indicated. At least 80 percent of the PV-10 of our estimated proved reserves as of December 31, 2015, 2014 and 2013 was audited by Ryder Scott Company, L.P., which is a firm of independent reserve engineers. Our estimated proved reserves and related PV-10 as of December 31, 2015, 2014 and 2013 were determined in accordance with the reserve disclosure rules of the SEC using the 12-month unweighted arithmetic average of the first-day-of-the-month price for the periods of January 2015 through December 2015, January 2014 through December 2014 and January 2013 through December 2013, respectively, without giving effect to derivative transactions, and were held constant throughout the life of the properties.

	As of December 31,
	2015	2014	2013
Proved Reserves:(1)
Oil (MMBbl)	145.3	169.7	126.6
Gas (Bcf)	1,264.0	1,466.5	1,189.3
NGLs (MMBbl)	115.4	133.5	103.9

Total (MMBOE)	471.3	547.7	428.7
Proved Developed (MMBOE)	244.5	286.8	208.9
Proved Undeveloped (MMBOE)	226.8	260.9	219.9
PV-10 (in millions)(2)	$1,790.5	$7,616.9	$5,528.5

(1)
The SEC defines proved oil and gas reserves (Rule 4-10(a) of Regulation S-X) as those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation.

(2)
PV-10 is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas assets. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas assets. PV-10, however, is not a substitute for the standardized measure of discounted future net cash flows. Our PV-10 measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil and natural gas reserves. Please see the definitions of standardized measure of discounted future net cash flows and PV-10 in the "Glossary of Oil and Natural Gas Terms."

  The following table provides a reconciliation of PV-10 to the standardized measure of discounted future net cash flows as of December 31, 2015, 2014 and 2013:

	As of December 31,
	2015	2014	2013
	(in millions)
	(as adjusted)
Standardized measure of discounted future net cash flows	$1,790.5	$5,698.8	$4,009.4
Add: 10 percent annual discount, net of income taxes	1,307.1	3,407.2	2,500.6
Add: future undiscounted income taxes	—	3,511.4	2,722.2

Undiscounted future net cash flows	3,097.6	12,617.4	9,232.2
Less: 10 percent annual discount without tax effect	(1,307.1)	(5,000.5)	(3,703.7)

PV-10	$1,790.5	$7,616.9	$5,528.5

Oil and Gas Production, Realized Prices and Production Costs

        The following table summarizes our production volumes, net daily production, realized prices and production costs on a per BOE basis for the periods indicated.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2016	2015	2015	2014	2013
Net production volumes(1)
Oil (MMBbl)	8.2	10.3	19.2	16.7	13.9
Gas (Bcf)	74.7	90.1	173.6	152.9	149.3
NGLs (MMBbl)	7.1	7.9	16.1	13.0	9.5
Equivalent (MMBOE)	27.7	33.3	64.2	55.1	48.3
Average net daily production(1)
Oil (MBbl per day)	45.2	57.0	52.7	45.6	38.2
Gas (MMcf per day)	410.2	498.0	475.7	419.0	409.2
NGLs (MBbl per day)	38.8	43.8	44.0	35.6	26.0
Equivalent (MBOE per day)	152.4	183.7	175.9	151.1	132.4
Realized price (before derivative settlements)
Oil (per Bbl)	$32.51	$44.92	$41.49	$80.97	$91.19
Gas (per Mcf)	$1.83	$2.65	$2.57	$4.58	$3.93
NGLs (per Bbl)	$14.05	$16.76	$15.92	$33.34	$35.95
Per BOE	$18.14	$25.10	$23.36	$45.01	$45.50
Realized price (after derivative settlements)
Oil (per Bbl)	$53.45	$62.39	$60.34	$82.68	$89.92
Gas (per Mcf)	$2.80	$3.46	$3.28	$4.40	$4.14
NGLs (per Bbl)	$14.63	$19.39	$17.61	$34.18	$36.66
Per BOE	$27.11	$33.34	$31.34	$45.23	$45.92
Per BOE data(1)
Production costs:
Lease operating expense	$3.54	$3.62	$3.73	$4.28	$4.49
Transportation costs	$6.00	$5.86	$6.02	$6.11	$5.34
Production taxes	$0.80	$1.25	$1.13	$2.13	$2.19
Ad valorem tax expense	$0.23	$0.39	$0.39	$0.46	$0.33
General and administrative	$2.18	$2.59	$2.46	$3.03	$3.09
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	$15.34	$13.14	$14.34	$13.92	$17.02
Derivative settlement gain(2)	$8.97	$8.24	$7.98	$0.22	$0.42
Earnings per share information
Basic net income (loss) per common share	$(7.58)	$(1.64)	$(6.61)	$9.91	$2.57
Diluted net income (loss) per common share	$(7.58)	$(1.64)	$(6.61)	$9.79	$2.51
Basic weighted-average common shares outstanding (in thousands)	68,090	67,473	67,723	67,230	66,615
Diluted weighted-average common shares outstanding (in thousands)	68,090	67,473	67,723	68,044	67,998

(1)
Amounts may not calculate due to rounding.

(2)
Natural gas derivative settlements for the six months ended June 30, 2015 include a $15.3 million gain on the early settlement of futures contracts as a result of divesting our remaining Mid-Continent assets during the second quarter of 2015. These early settlements increased our derivative settlement gain by $0.46 per BOE for the six months ended June 30, 2015. Natural gas derivative settlements for the years ended December 31, 2015 and 2014, include $15.3 million and $5.6 million, respectively, of early settlements of futures contracts as a result of divesting assets in our Mid-Continent region. These early settlements increased the effect of derivative settlements by $0.24 per BOE and $0.10 per BOE for the years ended December 31, 2015 and 2014, respectively.

RISK FACTORS

        An investment in the notes involves significant risks. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factors, as well as those incorporated by reference in this prospectus supplement and the accompanying prospectus from our 2015 Form 10-K under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations", and other filings we may make from time to time with the SEC, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the financial statements and related notes. If any of the following risks actually occur, our business, financial condition or results of operations may suffer. As a result, we might be unable to repay the principal of and interest on the notes, and you could lose all or part of your investment.

Risks Related to the Acquisition

The pending Acquisition may not be completed as anticipated, or if completed, may not be beneficial to us.

        The Acquisition is scheduled to close on October 4, 2016, and is subject to satisfaction of certain customary closing conditions and the satisfaction or waiver of other conditions, many of which are beyond our control. However, completion of the Acquisition is not a condition to completion of this offering of our notes.

        There are a number of risks and uncertainties relating to the Acquisition. For example, the Acquisition may not be completed, or may not be completed in the time frame, on the terms, or in the manner currently anticipated, as a result of a number of factors, including, among other things, the failure to satisfy one or more of the conditions to closing. There can be no assurance that such conditions will be satisfied or that the Acquisition will be consummated. In addition, the Purchase Agreement contains certain termination rights for each of SM Energy and the Seller, including SM Energy's right to terminate the Purchase Agreement if: (a) Seller's representations and warranties in the Purchase Agreement fail to be true and correct as of the closing date, except for such inaccuracies that would not, in the aggregate, have a material adverse effect, (b) Seller fails to perform or comply, in all material respects, with all obligations, agreements and covenants contained in the Purchase Agreement as to which such performance or compliance is required by Seller prior to the closing date, (c) a third-party institutes a material legal proceeding seeking to restrain, prohibit, enjoin or declare illegal the transactions contemplated by the Purchase Agreement, (d) a governmental authority or arbitrator issues an order, award or judgment to restrain, prohibit, enjoin or declare illegal the transactions contemplated by the Purchase Agreement, (e) the sum of (i) the aggregate amount of all reductions to the Purchase Price for title defects prior to the closing, less (ii) the aggregate amount of all title benefit amounts prior to Closing, plus (iii) the aggregate amount of all reductions to the Purchase Price for environmental defects prior to the closing, exceeds 15% of the unadjusted Purchase Price, or (f) Seller shall have failed to deliver, or be ready, willing and able to deliver, the necessary closing documents.

        If these conditions are not satisfied or waived, the transaction will not be consummated. There is no assurance that the Acquisition will close on or before that time, or at all, and the closing of this offering is not conditioned on the closing of the Acquisition. The consummation of the Acquisition involves potential risks, including:

  •
  the failure to realize recoverable reserves;

  •
  regulatory compliance and permitting;

  •
  title issues or other unidentified or unforeseeable liabilities and costs;

  •
  the incurrence of liabilities or other compliance costs related to environmental or regulatory matters, including potential liabilities that may be imposed without regard to fault or the legality of conduct;

  •
  the diversion of management's attention from our existing properties;

  •
  a significant increase in our interest expense and financial leverage resulting from any additional debt incurred to finance the Acquisition, which could offset the expected accretion from the Acquisition; and

  •
  the incurrence of significant charges, such as asset devaluation or restructuring charges.

        If we consummate the Acquisition and if these risks or other unanticipated liabilities were to materialize, any desired benefits of the Acquisition may not be fully realized, if at all, and our future financial performance and results of operations could be negatively impacted. We cannot assure you that we will realize value from the Acquisition that equals or exceeds the consideration paid.

If completed, the Acquisition may not achieve its intended results and may result in us assuming unanticipated liabilities. To date, we have conducted only limited diligence regarding the assets and liabilities we would assume in the Acquisition. These risks are heightened because the Acquisition, if consummated, would involve our acquisition of a material amount of acreage relative to our current acreage position and a material purchase price relative to our prior strategic activities.

        We entered into the Purchase Agreement with the expectation that the Acquisition would result in various benefits, growth opportunities and synergies. Achieving the anticipated benefits of the Acquisition is subject to a number of risks and uncertainties. For example, under the Purchase Agreement, we have the opportunity to conduct customary environmental and title due diligence following the execution of the Purchase Agreement, but our diligence efforts to date have been limited. As a result, we may discover title defects or adverse environmental or other conditions of which we are currently unaware. Environmental, title and other problems could reduce the value of the properties to us, and, depending on the circumstances, we could have limited or no recourse to the Seller with respect to those problems. We would assume all of the Target's liabilities and would be entitled to indemnification in connection with those liabilities in only limited circumstances and in limited amounts. We cannot assure that such potential remedies will be adequate for any liabilities we incur, and such liabilities could be significant.

        The risks involved in the Acquisition are heightened due to the size of the acquisition. The Acquisition, if consummated, would involve our acquisition of approximately 24,783 net acres in Howard County, Texas, which is a material amount of acreage relative to our current acreage position in the Permian Basin and a material purchase price relative to our prior strategic activities.

        The anticipated future growth of our business will impose significant added responsibilities on management. The anticipated growth may place strain on our administrative and operational infrastructure. Our senior management's attention may be diverted from the management of daily operations to the integration of Seller's business operations and the assets acquired in the Acquisition. Our ability to manage our business and growth will require us to apply our operational, financial and management controls, reporting systems and procedures to the acquired business. We may also encounter risks, costs and expenses associated with any undisclosed or other unanticipated liabilities, and use more cash and other financial resources on integration and implementation activities than we anticipate. We may not be able to successfully integrate the Target's operations into our existing operations, successfully manage this additional acreage or realize the expected economic benefits of the Acquisition, which may have a material adverse effect on our business, financial condition and results of operations, including our cash available for distribution to our stockholders.

Actual reserves and production associated with the properties to be acquired in the Acquisition may be substantially less than we expect.

        As with other acquisitions, the success of the Acquisition depends on, among other things, the accuracy of our assessment of the number and quality of the drilling locations associated with the properties to be acquired, future oil and natural gas prices, reserves and production, and future operating costs and various other factors. These assessments are necessarily inexact. Our assessment of certain of these factors is based in part on information provided to us by the sellers, including historical production data. Our independent reserve engineers have neither provided a report regarding the estimates of reserves nor an audit of the reserves with respect to the properties subject to the Acquisition. The assumptions on which our internal estimates have been based may prove to be incorrect in a number of material ways, resulting in our not realizing the expected benefits of the acquisition. In addition, the representations, warranties and indemnities of the Seller contained in the Purchase Agreement are limited, and we may not have recourse against the Seller in the event that the acreage is less valuable than we currently believe. As a result, we may not recover the Purchase Price for the Acquisition from the sale of production from the properties being acquired or recognize an acceptable return from such sales.

        The development of the properties to be acquired will be subject to all of the risks and uncertainties associated with oil and natural gas activities as described in the "Risk Factors" section of our 2015 Form 10-K.

A significant portion of the value of the Acquisition is associated with undeveloped acreage that may not be economic.

        A large portion of the acreage we are acquiring in the Acquisition is undeveloped, and our plans, development schedule and production schedule associated with the acreage may fail to materialize. As a result, our investment in these areas may not be as economic as we anticipate, and we could incur material write-downs of unevaluated properties.

We will incur significant transaction costs and expenses in connection with the Acquisition, and the Acquisition and this offering will result in an increase our indebtedness.

        We expect to incur a number of significant transaction-related costs and expenses associated with the Acquisition. We continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the integration of the properties to be acquired, which may be significant. We may be required to fund these costs through additional borrowings under our Credit Agreement. We intend to finance a portion of the purchase price of the Acquisition with the proceeds from this offering and the net proceeds from the Prior Offerings. This increase in our indebtedness may reduce our flexibility to respond to changing business and economic conditions or to fund capital expenditures or working capital needs.

Risks Related to the Notes

The agreements governing our debt contain various covenants that limit our discretion in the operation of our business, could prohibit us from engaging in transactions we believe to be beneficial and could lead to the acceleration of our debt.

        Our existing debt agreements contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our Credit Agreement requires that we be in compliance as of the last day of each fiscal quarter with certain financial covenants, including that our (a) ratio of senior secured debt to 12-month trailing adjusted EBITDAX be not more than 2.75 to 1.0; (b) adjusted current ratio be not less than 1.0 to 1.0; and (c) ratio of 12-month trailing adjusted EBITDAX to interest expense be not less than 2.0 to 1.0. We were in compliance with all financial and non-financial covenants under the Credit Agreement as of June 30, 2016, and are in compliance with all financial and non-financial covenants under the Credit Agreement through the date hereof.

        Our Credit Agreement also requires us to comply with certain additional covenants, including requirements that we limit our annual cash dividends to no more than $50.0 million. These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financings, mergers and acquisitions, and other corporate opportunities.

        The respective indentures governing our Senior Notes each contain, and the indenture governing the notes offered hereby will contain, covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

  •
  incur additional debt;

  •
  make certain dividends or pay dividends or distributions on our capital stock or purchase, redeem or retire capital stock;

  •
  sell assets, including capital stock of our restricted subsidiaries;

  •
  restrict dividends or other payments of our restricted subsidiaries;

  •
  create liens that secure debt;

  •
  enter into transactions with affiliates; and

  •
  merge or consolidate with another company.

        See "Description of Other Indebtedness" and "Description of Notes." Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our indebtedness. We do not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a significant portion of our outstanding indebtedness.

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

        The notes will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our unsecured liabilities that are not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries. The notes will not be secured by any of our assets. Our Credit Agreement is, however, secured by substantially all of our oil and gas properties. Additionally, the terms of our Credit Agreement and the indentures governing our Senior Notes permit, and the indenture governing the notes will permit, us to incur substantial additional secured debt in the future. Accordingly, the payment of principal and interest on the notes will be effectively subordinated in right of payment to all of our secured debt with respect to the assets securing such debt.

        In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes will permit us to incur substantial additional secured debt in the future, and the indenture does not prohibit any of our subsidiaries from incurring additional liabilities.

        As of June 30, 2016, our total consolidated indebtedness was $2.6 billion, of which an aggregate of $2.3 billion was unsecured indebtedness and an aggregate of $330.5 million was secured indebtedness.

As of June 30, 2016, our subsidiaries had $0.3 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. As of June 30, 2016, on an as further adjusted basis after giving effect to the Prior Offerings and the issuance of the notes as set forth under "Capitalization," our total consolidated indebtedness would have been $2.9 billion.

The notes are our obligations only and not the obligations of our subsidiaries.

        The notes are our obligations exclusively and are not guaranteed by any of our subsidiaries. A portion of our consolidated assets are owned by our subsidiaries, which they use to conduct their operations. To the extent our ability to service our outstanding indebtedness, including the notes, depends on the results of operations of our subsidiaries and their ability to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, we may not be able to obtain access timely, or at all, to their cash for such purposes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from our subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on our indebtedness, including the notes offered hereby, and to refinance our indebtedness and fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, industry, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our Credit Agreement in an amount sufficient to enable us to pay our indebtedness, including the notes offered hereby, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity, sell assets, reduce or delay capital expenditures or seek additional equity financing. We cannot assure you that we will be able to service or refinance any of our indebtedness, on commercially reasonable terms or at all.

Our amount of debt may limit our ability to obtain financing for acquisitions, make us more vulnerable to adverse economic conditions, and make it more difficult for us to make payments on our debt.

        As of June 30, 2016, we had total outstanding indebtedness of $2.6 billion. Our long-term debt represented 66% of our total book capitalization as of June 30, 2016.

        The amount of our current indebtedness could have important consequences for our operations, including:

  •
  making it more difficult for us to obtain additional financing in the future for our operations and potential acquisitions, working capital requirements, capital expenditures, debt service, or other general corporate requirements;

  •
  requiring us to dedicate a substantial portion of our cash flows from operations to the repayment of our debt and the service of interest costs associated with our debt, rather than to productive investments;

  •
  limiting our operating flexibility due to financial and other restrictive covenants, including restrictions on incurring additional debt, making acquisitions, and paying dividends;

  •
  placing us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  making us more vulnerable in the event of adverse economic or industry conditions or a downturn in our business.

        Our ability to make payments on our debt, refinance our debt, and fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control. If our business does not generate sufficient cash flow from operations or future sufficient borrowings are not available to us under our Credit Agreement or from other sources, we might not be able to service our debt or fund our other liquidity needs. If we are unable to service our debt, due to inadequate liquidity or otherwise, we may have to delay or cancel acquisitions, defer capital expenditures, sell equity securities, divest assets, and/or restructure or refinance our debt. We might not be able to sell our equity, sell our assets, or restructure or refinance our debt on a timely basis or on satisfactory terms or at all. In addition, the terms of our existing or future debt agreements, including our existing and future credit agreements, may prohibit us from pursuing any of these alternatives. Further, changes in the credit ratings of our debt may negatively affect the cost, terms, conditions, and availability of future financing.

        Our debt agreements, including the agreement governing our Credit Agreement and the indentures governing the Senior Notes, permit, and the indenture governing the notes will permit, us to incur additional debt in the future, subject to compliance with restrictive covenants under those agreements. In addition, entities we may acquire in the future could have significant amounts of debt outstanding that we could be required to assume, and in some cases accelerate repayment thereof, in connection with the acquisition, or we may incur our own significant indebtedness to consummate an acquisition.

        As discussed below under "Description of Other Indebtedness," our Credit Agreement is subject to periodic borrowing base redeterminations. We could be forced to repay a portion of our bank borrowings in the event of a downward redetermination of our borrowing base, and we may not have sufficient funds to make such repayment at that time. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowing base or arrange new financing, we may be forced to sell significant assets.

Failure to comply with covenants in our existing or future financing agreements could result in cross-defaults under some of our financing agreements, which could jeopardize our ability to pay the notes.

        Various risks, uncertainties and events beyond our control could affect our ability to comply with the covenants and maintain the financial tests and ratios required by the agreements governing our financing arrangements. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to cease to make further extensions of credit, accelerate the maturity of the debt under these agreements and foreclose upon any collateral securing that debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We also may amend the provisions and limitations of our Credit Agreement from time to time and will not be required to obtain the consent of the holders of the notes to do so.

        Our debt agreements contain prepayment and acceleration rights at the election of the holders or lenders, as applicable, upon a covenant default or change in control, which rights, if exercised, could constitute an event of default under the notes. In addition, certain lenders under our Credit Agreement are also counterparties under our hedge agreements, which contain provisions whereby the lender group may declare a default under certain circumstances that could constitute an event of default under the Credit Agreement. It is possible that we would be unable to fulfill all of these obligations and make payments on the notes simultaneously.

We may not be able to repurchase the notes upon a change of control.

        Upon the occurrence of certain change of control events, holders of the notes and our Senior Notes may require us to offer to repurchase all or any part of their respective notes. We may not have sufficient funds at the time of the change of control to make the required repurchases of the notes and the Senior Notes. Additionally, certain events that would constitute a "change of control" (as defined in the respective indentures governing the notes and the Senior Notes) would constitute an event of default under our Credit Agreement that would, if any such event should occur, permit the lenders to accelerate the debt outstanding under our Credit Agreement which would, in turn, cause an event of default under the respective indentures governing the notes and the Senior Notes.

        The source of funds for any repurchase of the notes or the Senior Notes required as a result of any change of control will be our available cash or cash generated from oil and gas operations or other sources, including borrowings, sales of assets, sales of equity, or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds would be available at the time of any change of control to make any required repurchases of the notes and the Senior Notes tendered and to repay debt under our Credit Agreement. Furthermore, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. Any future credit agreements or other agreements relating to debt to which we may become a party will most likely contain similar restrictions and provisions.

We may incur substantial additional indebtedness, including indebtedness ranking equal to the notes.

        Subject to the restrictions in other agreements governing our other outstanding indebtedness (including our Credit Agreement and our Senior Notes), we and our subsidiaries may incur substantial additional indebtedness (including secured indebtedness) in the future. Although the indenture governing the notes and the agreements governing our other outstanding indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to waiver and a number of significant qualifications and exceptions, and indebtedness incurred in compliance with these restrictions could be substantial.

        If we incur any additional indebtedness that ranks equally with the notes, including trade payables, the holders of that indebtedness will be entitled to share ratably with holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to holders of the notes in connection with such a distribution.

        Any increase in our level of indebtedness will have several important effects on our future operations, including, without limitation, that:

  •
  we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

  •
  increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

  •
  depending on the levels of our outstanding indebtedness, our ability to obtain additional financing for working capital, capital investment, general corporate and other purposes may be limited.

Our Credit Agreement limits our ability to pay any cash amount upon the repurchase of the notes.

        Our existing Credit Agreement restricts the aggregate amount of cash payments we may make on the repurchase of the notes if an event of default exists under that agreement or if, after giving effect to such repurchase (and any additional indebtedness incurred in connection with such repurchase), we would not be in pro forma compliance with our financial covenants under that agreement. See "Description of Other Indebtedness." Any new credit facility that we may enter into may have similar or more restrictive restrictions. Our failure to make cash payments upon the repurchase of the notes would permit holders of the notes to accelerate our obligations under the notes.

Claims of holders of the notes will be structurally subordinated to claims of creditors of any of our subsidiaries.

        Subject to certain limitations, the indenture governing the notes will permit our subsidiaries to acquire assets and incur indebtedness, and holders of the notes will not have any claim as a creditor against any of our subsidiaries to the assets and earnings of those subsidiaries, except to the extent such subsidiaries subsequently become guarantors of the notes. The claims of the creditors of those subsidiaries, including their trade creditors, banks and other lenders, would have priority over any of our claims or those of our other subsidiaries as equity holders of such subsidiaries. Consequently, in any insolvency, liquidation, reorganization, dissolution or other winding-up of any subsidiaries, creditors of those subsidiaries would be paid before any amounts would be distributed to us as equity, and thus be available to satisfy our obligations under the notes and other claims against us.

Federal and state fraudulent transfer laws may permit a court to void any future subsidiary guarantees, subordinate claims in respect of any future subsidiary guarantees and require holders to return payments received and, if that occurs, you may not receive any payments on the notes.

        Federal and state fraudulent transfer and conveyance statutes may apply to the incurrence of any future guarantees of the notes, as set forth under the heading "Description of Notes—Certain Covenants—Future Subsidiary Guarantors." Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, any future subsidiary guarantees could be voided as a fraudulent transfer or conveyance if (1) any of the future subsidiary guarantors incurred the subsidiary guarantees with the intent of hindering, delaying or defrauding creditors or (2) any of the future subsidiary guarantors received less than reasonably equivalent value or fair consideration in return for incurring the subsidiary guarantees and, in the case of (2) only, at least one of the following was also true at the time thereof:

  •
  any of the future subsidiary guarantors were insolvent on the date of the incurrence of the subsidiary guarantees or rendered insolvent by reason of the incurrence of the subsidiary guarantees;

  •
  the incurrence of the subsidiary guarantees left any of the future subsidiary guarantors with an unreasonably small amount of capital to carry on their business; or

  •
  any of the future subsidiary guarantors intended to, or believed that such future subsidiary guarantor would, incur debts beyond such future subsidiary guarantor's ability to pay such debts as they mature.

        We cannot be certain as to the standards a court would use to determine whether or not the future subsidiary guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the incurrence of the subsidiary guarantees would not be subordinated to our or any of the future subsidiary guarantors' other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

  •
  it could not pay its debts as they become due.

        If a court were to find that the incurrence of a subsidiary guarantee had been a fraudulent transfer or conveyance, the court could void the payment obligations under such subsidiary guarantee or subordinate such subsidiary guarantee to presently existing and future indebtedness of the related future subsidiary guarantor, or require the holders of the notes to repay any amounts received with respect to such subsidiary guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the subsidiary guarantee could result in an event of default with respect to our and our subsidiaries' other debt that could result in acceleration of such debt.

We cannot assure you that an active trading market will develop for the notes.

        Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Many of the covenants contained in the indenture will terminate if the notes are rated investment grade by both S&P Global Ratings and Moody's Investors Service, Inc.

        Many of the covenants in the indenture governing the notes will terminate if the notes are rated investment grade by both S&P Global Ratings and Moody's Investors Service, Inc., provided at such time no default under the indenture has occurred and is continuing. These covenants will restrict, among other things, our ability to pay dividends, to incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain such ratings. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. Please see "Description of Notes—Covenant Termination."

A negative or adverse credit rating of the notes may cause their trading price to fall.

        In August 2016, our credit outlook was revised to negative by S&P Global Ratings. We cannot provide assurance that any of our current debt credit ratings, or a future debt credit rating with respect to the notes, will remain in effect for any given period of time or that such ratings will not be further lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances warrant. If a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes or our corporate credit rating on credit watch, the trading price of the notes could decline.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering, after deducting the underwriting discount and commissions and our estimated offering expenses, will be approximately $492.0 million.

        If the Acquisition is consummated, we intend to use a portion of the net proceeds from this offering to partially fund the Acquisition and the remainder for general corporate purposes. In addition to the net proceeds from this offering, we expect to use the net proceeds from our recently completed Stock Offering, the net proceeds from our recently completed Convertible Notes Offering, and the net proceeds from recently completed asset sales and assets sales pursuant to definitive agreements currently in place, to complete the Acquisition.

        If the Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes. There can be no assurances that the Acquisition will be consummated or that the expected benefits of such transaction will be realized. The closing of this offering is not conditioned on, nor is it a condition to, the consummation of the Acquisition. If the Acquisition is delayed or consummated in a manner different than described herein, the trading price of our notes may decline. See "Summary—Recent Developments" for more information regarding the Acquisition.

 CAPITALIZATION

        The following table sets forth our unaudited capitalization at June 30, 2016:

  •
  on an actual basis;

  •
  on an as adjusted basis to give effect to the Prior Offerings; and

  •
  on an as further adjusted basis to give effect to the issuance and sale of our notes offered hereby.

        You should read this table in conjunction with our consolidated unaudited financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2016
(in millions)	Historical	As Adjusted	As Further Adjusted
Cash and cash equivalents(1)(2)(3)	$0.018	$366.9	$858.9

Long-term debt:
Revolving credit facility due 2019(2)(4)	330.5	—	—
6.50% Notes due 2021	347.0	347.0	347.0
6.125% Notes due 2022	561.8	561.8	561.8
6.50% Notes due 2023	395.0	395.0	395.0
5.00% Notes due 2024	500.0	500.0	500.0
5.625% Notes due 2025	500.0	500.0	500.0
1.50% Convertible Senior Notes Due 2021(5)	—	172.5	172.5
Unamortized discount and unamortized debt issuance costs(5)	(31.2)	(37.3)	(45.3)
% Senior Notes Due 2026 offered hereby	—	—	500.0

Total long-term debt(5)	$2,603.1	$2,439.0	$2,931.0

Stockholders' equity:
Common stock, par value $0.01 per share; 200.0 million shares authorized; 68,274,551 actual shares issued or 86,674,551 actual shares issued as adjusted and as further adjusted, respectively;	$0.7	$0.9	$0.9
Additional paid-in capital(3)(5)	321.8	852.6	852.6
Retained earnings	1,040.2	1,040.2	1,040.2
Accumulated other comprehensive (loss)	(13.9)	(13.9)	(13.9)

Total stockholder's equity(3)(5)	$1,348.8	$1,879.8	$1,879.8

Total capitalization(3)(5)	$3,951.9	$4,318.8	$4,810.8

(1)
The As Adjusted and As Further Adjusted columns reflect the proceeds from this offering and the Prior Offerings pending the closing of the Acquisition.

(2)
Does not include net proceeds received from recently completed asset sales and asset sales pursuant to definitive agreements currently in place to fund the Purchase Price for the Acquisition.

(3)
Does not include our entry into the capped call transactions entered into in connection with the Convertible Notes Offering, including our payment of the approximately $24.1 million premium therefor to the hedge counterparties, which resulted in a reduction to our cash and cash equivalents, additional paid-in capital, stockholders' equity and total capitalization.

(4)
As of September 6, 2016, we had no indebtedness outstanding under our Credit Agreement. Does not reflect any additional borrowings under the Credit Agreement to fund the Purchase Price for the Acquisition.

(5)
In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer's nonconvertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. ASC 470-20 (additional paid-in capital) does not affect the actual amount that we are required to repay.

 RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

			Year Ended December 31,
	Six Months Ended June 30, 2016
			2015		2014	2013	2012		2011
Ratio of earnings to fixed charges(1)	—	(2)	—	(3)	10.0x	3.7x	—	(4)	6.7x

(1)
The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings from continuing operations before income taxes, plus fixed charges and amortization of capitalized interest, less capitalized interest) by fixed charges (interest expense, plus capitalized interest plus our estimate of the interest component of rental expense).

(2)
Earnings were inadequate to cover fixed charges for the six months ended June 30, 2016 by a deficiency of $810.8 million.

(3)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2015 by a deficiency of $738.8 million.

(4)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2012 by a deficiency of $86.6 million.

 DESCRIPTION OF OTHER INDEBTEDNESS

        As of the date of this prospectus supplement, our indebtedness consisted of our 2021 Notes, our 2022 Notes, our 2023 Notes, our 2024 Notes, our 2025 Notes and our Convertible Notes. As of such date, there are no outstanding borrowings under our Credit Agreement.

6.50% Senior Notes Due 2021

        On November 8, 2011, we issued $350.0 million in aggregate principal amount of 6.50% Senior Notes due 2021, which we refer to as our 2021 Notes. The 2021 Notes were issued at par and mature on November 15, 2021. We received net proceeds of approximately $343.1 million after deducting fees of approximately $6.9 million, which are being amortized as deferred financing costs over the life of the 2021 Notes.

        We may redeem the 2021 Notes, in whole or part, at any time prior to November 15, 2016, at a redemption price equal to 100% of the principal amount, plus a specified make whole premium and accrued and unpaid interest to the redemption date.

        We may also redeem all or, from time to time, a portion of the 2021 Notes on or after November 15, 2016, at the prices set forth below, expressed as a percentage of the principal amount redeemed, plus accrued and unpaid interest, if redeemed during the twelve month period beginning on November 15, of the years indicated below:

2016	103.250%
2017	102.167%
2018	101.083%
2019 and thereafter	100.000%

        The 2021 Notes are unsecured senior obligations and rank equal in right of payment with all of our existing and any future unsecured senior debt and are senior in right of payment to any future subordinated debt. There are no subsidiary guarantors of the 2021 Notes. We are subject to certain covenants under our 2021 Notes that limit incurring additional indebtedness, issuing preferred stock, and making restricted payments in excess of specified amounts. The restricted payment covenant limits the payment of dividends on our common stock; provided, however, the first $6.5 million of dividends paid each year are not restricted. We are in compliance with all covenants under our 2021 Notes as of the date of this prospectus supplement.

        Additionally, on November 8, 2011, we entered into a registration rights agreement that provided holders of the 2021 Notes certain registration rights for the 2021 Notes under the Securities Act. We satisfied our obligations under the registration rights agreement on March 7, 2012, by exchanging the outstanding 2021 Notes for notes registered under the Securities Act.

6.125% Senior Notes Due 2022

        On November 17, 2014, we issued $600.0 million in aggregate principal amount of 6.125% Senior Notes due 2022, which we refer to as the 2022 Notes. The 2022 Notes were issued at par and mature on November 15, 2022. We received net proceeds of $590.0 million after deducting fees of $10.0 million, which are being amortized as deferred financing costs over the life of the 2022 Notes. The net proceeds were used to repay outstanding borrowings under our Credit Agreement and for general corporate purposes.

        Prior to November 15, 2017, we may redeem, on one or more occasions, up to 35 percent of the aggregate principal amount of the 2022 Notes with the net cash proceeds of certain equity offerings at a redemption price of 106.125% of the principal amount thereof, plus accrued and unpaid interest. We may also redeem the 2022 Notes, in whole or in part, at any time prior to November 15, 2018, at a redemption price equal to 100 percent of the principal amount of the 2022 Notes to be redeemed, plus a specified make-whole premium and accrued and unpaid interest to the applicable redemption date.

        On or after November 15, 2018, we may also redeem all or, from time to time, a portion of the 2022 Notes at the redemption prices set forth below, during the twelve-month period beginning on November 15 of each applicable year, expressed as a percentage of the principal amount redeemed, plus accrued and unpaid interest:

2018	103.063%
2019	101.531%
2020 and thereafter	100.000%

        The 2022 Notes are unsecured senior obligations and rank equal in right of payment with all of our existing and any future unsecured senior debt, and are senior in right of payment to any future subordinated debt. There are no subsidiary guarantors of the 2022 Notes. We are subject to certain covenants under the indenture governing the 2022 Notes that limit our ability to incur additional indebtedness, issue preferred stock, and make restricted payments, including dividends. However, the first $20 million of dividends paid each year are not restricted by this covenant. We are in compliance with all covenants under our 2022 Notes as of the date of this prospectus supplement.

        Additionally, on November 17, 2014, we entered into a registration rights agreement that provides holders of the 2022 Notes certain registration rights under the Securities Act. We satisfied our obligations under the registration rights agreement on July 10, 2015, by exchanging the outstanding 2022 Notes for notes registered under the Securities Act.

6.50% Senior Notes Due 2023

        On June 29, 2012, we issued $400.0 million in aggregate principal amount of 6.50% Senior Notes due 2023, which we refer to as our 2023 Notes. The 2023 Notes were issued at par and mature on January 1, 2023. We received net proceeds of $392.1 million after deducting fees of $7.9 million, which are being amortized as deferred financing costs over the life of the 2023 Notes.

        We may redeem the 2023 Notes, in whole or in part, at any time prior to July 1, 2017, at a redemption price equal to 100 percent of the principal amount of the 2023 Notes to be redeemed, plus a specified make-whole premium and accrued and unpaid interest to the applicable redemption date.

        On or after July 1, 2017, we may also redeem all or, from time to time, a portion of the 2023 Notes at the redemption prices set forth below, during the twelve-month period beginning on July 1 of each applicable year, expressed as a percentage of the principal amount redeemed, plus accrued and unpaid interest:

2017	103.250%
2018	102.167%
2019	101.083%
2020 and thereafter	100.000%

        The 2023 Notes are unsecured senior obligations and rank equal in right of payment with all of our existing and any future unsecured senior debt, and are senior in right of payment to any future subordinated debt. There are no subsidiary guarantors of the 2023 Notes. We are subject to certain covenants under the indenture governing the 2023 Notes that limit our ability to incur additional indebtedness, issue preferred stock, and make restricted payments, including dividends. However, the first $6.5 million of dividends paid each year are not restricted by this covenant. We are in compliance with all covenants under our 2023 Notes as of the date of this prospectus supplement.

        Additionally, on June 29, 2012, we entered into a registration rights agreement that provided holders of the 2023 Notes certain registration rights under the Securities Act. We satisfied our obligations under the registration rights agreement on October 30, 2012, by exchanging the outstanding 2023 Notes for notes registered under the Securities Act.

5.0% Senior Notes Due 2024

        On May 20, 2013, we issued $500.0 million in aggregate principal amount of 5.0% Senior Notes due 2024, which we refer to as our 2024 Notes. The 2024 Notes were issued at par and mature on January 15, 2024. We received net proceeds of $490.2 million after deducting fees of $9.8 million, which are being amortized as deferred financing costs over the life of the 2024 Notes.

        We may redeem the 2024 Notes, in whole or in part, at any time prior to July 15, 2018, at a redemption price equal to 100 percent of the principal amount of the 2024 Notes to be redeemed, plus a specified make-whole premium and accrued and unpaid interest to the applicable redemption date.

        On or after July 15, 2018, we may also redeem all or, from time to time, a portion of the 2024 Notes at the redemption prices set forth below, during the twelve-month period beginning on July 15 of each applicable year, expressed as a percentage of the principal amount redeemed, plus accrued and unpaid interest:

2018	102.500%
2019	101.667%
2020	100.833%
2021 and thereafter	100.000%

        The 2024 Notes are unsecured senior obligations and rank equal in right of payment with all of our existing and any future unsecured senior debt, and are senior in right of payment to any future subordinated debt. There are no subsidiary guarantors of the 2024 Notes. We are subject to certain covenants under the indenture governing the 2024 Notes that limit our ability to incur additional indebtedness, issue preferred stock, and make restricted payments, including dividends. However, the first $6.5 million of dividends paid each year are not restricted by this covenant. We are in compliance with all covenants under our 2024 Notes as of the date of this prospectus supplement.

        Additionally, on May 20, 2013, we entered into a registration rights agreement that provided holders of the 2024 Notes certain registration rights under the Securities Act. We satisfied our obligations under the registration rights agreement on June 25, 2014, by exchanging the outstanding 2024 Notes for notes registered under the Securities Act.

5.625% Senior Notes Due 2025

        On May 21, 2015, we issued $500.0 million in aggregate principal amount of 5.625% Senior Notes due 2025, which we refer to as our 2025 Notes. The 2025 Notes were issued at par and mature on June 1, 2025. We received net proceeds of $491.0 million after deducting paid and accrued fees of $9.0 million, which are being amortized as deferred financing costs over the life of the 2025 Notes.

        Prior to June 1, 2018, we may redeem, on one or more occasions, up to 35 percent of the aggregate principal amount of the 2025 Notes with the net cash proceeds of certain equity offerings at a redemption price of 105.625% of the principal amount thereof, plus accrued and unpaid interest to the applicable redemption date. We may also redeem the 2025 Notes, in whole or in part, at any time prior to June 1, 2020, at a redemption price equal to 100 percent of the principal amount of the 2025 Notes to be redeemed, plus a specified make-whole premium and accrued and unpaid interest to the applicable redemption date.

        On or after June 1, 2020, we may also redeem all or, from time to time, a portion of the 2025 Notes at the redemption prices set forth below, during the twelve-month period beginning on June 1 of each applicable year, expressed as a percentage of the principal amount redeemed, plus accrued and unpaid interest:

2020	102.813%
2021	101.875%
2022	100.938%
2023 and thereafter	100.000%

        The 2025 Notes are unsecured senior obligations and rank equal in right of payment with all of our existing and any future unsecured senior debt, and are senior in right of payment to any future subordinated debt. There are no subsidiary guarantors of the 2025 Notes. We are subject to certain covenants under the indenture governing the 2025 Notes that limit our ability to incur additional indebtedness, issue preferred stock, and make restricted payments, including dividends. However, the first $20 million of dividends paid each year are not restricted by this covenant. We are in compliance with all covenants under our 2025 Notes as of the date of this prospectus supplement.

1.50% Convertible Senior Notes Due 2021

        On August 12, 2016, we issued $172.5 million in aggregate principal amount of 1.50% Convertible Senior Notes due 2021, which we refer to as our Convertible Notes. The Convertible Notes were issued at par and mature on July 1, 2021. We received net proceeds of $166.4 million after deducting paid and accrued fees of $6.1 million, which are being amortized as deferred financing costs over the life of the Convertible Notes. The Convertible Notes are not redeemable prior to the maturity date.

        The Convertible Notes are unsecured senior obligations and rank equal in right of payment with all of our existing and any future unsecured senior debt, and are senior in right of payment to any future subordinated debt. There are no subsidiary guarantors of the Convertible Notes. We are subject to certain covenants under the indenture governing the Convertible Notes. We are in compliance with all covenants under our Convertible Notes as of the date of this prospectus supplement.

Credit Agreement

        We are a party to the Fifth Amended and Restated Credit Agreement, dated as of April 12, 2013, among the Company, as Borrower, Wells Fargo Bank, N.A., as Administrative Agent (the "Credit Agreement"), and the lenders parties thereto from time to time, as the same has been and may be amended from time to time. We and our lenders entered into a Sixth Amendment to the Credit Agreement on April 8, 2016 and a Seventh Amendment to the Credit Agreement on August 8, 2016. We incurred approximately $3.1 million in deferred financing costs associated with the Sixth Amendment to the Credit Agreement. As amended, our Credit Agreement has a maximum loan amount of $2.5 billion and a maturity date of December 10, 2019.

        Pursuant to the Sixth Amendment, and as part of the regular, semi-annual borrowing base redetermination process, our borrowing base was reduced to $1.25 billion. This expected reduction was primarily due to the decline in commodity prices, which had resulted in a decrease in our proved reserves as of December 31, 2015. Pursuant to the terms of the Credit Agreement, our borrowing base will be further reduced by an amount equal to 25% of the principal amount of the notes being offered under this prospectus supplement, or by $125 million, resulting in a borrowing base of $1.1 billion after the closing of this offering. The next scheduled borrowing base redetermination date is October 1, 2016. The borrowing base redetermination process under the Credit Agreement considers the value of both (a) our proved oil and gas properties reflected in our most recent reserve report and (b) commodity derivative contracts, each as determined by our lender group. The Sixth Amendment also changed the required percentage of oil and gas properties subject to a mortgage to at least 90 percent of the total PV-9 of the Company's proved oil and gas properties evaluated in the most recent reserve report. Further, the Sixth Amendment revised certain of the Company's covenants under the Credit Agreement and modified the borrowing base utilization grid, as discussed below. The Sixth Amendment also included provisions that permit us to incur secured second lien debt in an amount up to $500 million, on certain terms and conditions set forth in the Sixth Amendment.

        The Seventh Amendment revised the Credit Agreement to permit the capped call transactions entered into in connection with the Convertible Notes, which would otherwise have been prohibited by the Credit Agreement.

        Our Credit Agreement requires that we be in compliance as of the last day of each fiscal quarter with certain financial and non-financial covenants, including covenants limiting dividend payments and requiring us to maintain certain financial ratios, as defined by the Credit Agreement. Financial covenants under the Credit Agreement require, as of the last day of each of our fiscal quarters, our (a) ratio of senior secured debt to 12-month trailing adjusted EBITDAX to be not more than 2.75 to 1.0; (b) adjusted current ratio to be not less than 1.0 to 1.0; and (c) ratio of 12-month trailing adjusted EBITDAX to interest expense to be not less than 2.0 to 1.0. We were in compliance with all financial and non-financial covenants under the Credit Agreement as of June 30, 2016, and are in compliance with all financial and non-financial covenants under the Credit Agreement through the date hereof.

        Interest and commitment fees are accrued based on the borrowing base utilization grid below. Eurodollar loans accrue interest at the London Interbank Offered Rate, plus the applicable margin from the utilization table below, and Alternate Base Rate ("ABR") and swingline loans accrue interest at prime plus the applicable margin from the utilization table below. Commitment fees are accrued on the unused portion of the aggregate commitment amount and are included in interest expense in our consolidated statements of operations.

Borrowing Base Utilization Grid

Borrowing Base Utilization Percentage	<25%	≥25% <50%	≥50% <75%	≥75% <90%	≥90%
Eurodollar Loans	1.750%	2.000%	2.250%	2.500%	2.750%
ABR Loans or Swingline Loans	0.750%	1.000%	1.250%	1.500%	1.750%
Commitment Fee Rate	0.300%	0.300%	0.350%	0.375%	0.375%

        We had $330.5 million of outstanding borrowings under our Credit Agreement as of June 30, 2016. We had approximately $919.3 million of available borrowing capacity under this facility as of June 30, 2016. We had letters of credit outstanding for a total of $200,000 as of June 30, 2016. These letters of credit reduce the available borrowing capacity under the Credit Agreement on a dollar-for-dollar basis.

DESCRIPTION OF NOTES

        In this description, the term "Company" refers only to SM Energy Company and not to any of its subsidiaries. The term "Notes" refers to the Company's Notes being offered hereby.

        The Company will issue the Notes under an indenture dated as of May 21, 2015 (the "base indenture"), as supplemented by a supplemental indenture establishing the form and terms of these Notes (together with the base indenture, as such may be amended, supplemented or otherwise modified from time to time, the "indenture") between the Company and U.S. Bank National Association, as trustee. We have filed a copy of the base indenture as an exhibit to the registration statement which includes the accompanying base prospectus. Copies of the base indenture and the supplemental indenture are available as set forth below under "Where You Can Find Additional Information." The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        This "Description of Notes," together with the "Description of Debt Securities" included in the accompanying base prospectus, is intended to be a useful overview of the material provisions of the notes and the Indenture. Since this "Description of Notes" and such "Description of Debt Securities" is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights as holders of the notes. This "Description of Notes" supersedes the "Description of Debt Securities" in the accompanying base prospectus to the extent it is inconsistent with such "Description of Debt Securities." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the Indenture.

        The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

General

        The Notes.    The Notes will:

  •
  be general unsecured, senior obligations of the Company;

  •
  mature on                    , 2026;

  •
  be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000;

  •
  be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form as described under "Book-Entry Delivery and Form";

  •
  rank senior in right of payment to all existing and future Subordinated Obligations of the Company;

  •
  rank equally in right of payment to all existing and future senior unsecured Indebtedness of the Company, including its outstanding Senior Notes;

  •
  effectively rank junior to all existing and future secured Indebtedness of the Company, including amounts that may be borrowed under our Senior Secured Credit Agreement, to the extent of the value of the collateral securing such Indebtedness; and

  •
  initially not be guaranteed by any of the Company's Subsidiaries, and thus will rank structurally junior to the indebtedness and other obligations of the Company's Subsidiaries, except to the extent they have become guarantors of the Notes.

        Interest.    Interest on the Notes will:

  •
  accrue at the rate of        % per annum;

  •
  accrue from the Issue Date or, if interest has already been paid, from the most recent interest payment date;

  •
  be payable in cash semi-annually in arrears on                    and                    , commencing on                    , 2017;

  •
  be payable to the holders of record on the                    and                    immed iately preceding the related interest payment dates; and

  •
  be computed on the basis of a 360-day year comprised of twelve 30-day months.

        If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on such interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on such interest payment date, and no additional interest will accrue as a result of such delayed payment. The Company will pay interest on overdue principal of the Notes at the above rate, and on overdue installments of interest at such rate, to the extent lawful.

Payments on the Notes; Paying Agent and Registrar

        We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the City and State of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as they appear in the registrar's books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our paying agent and its corporate trust office in Denver, Colorado to act as our registrar. We may, however, change the paying agent or registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as paying agent or registrar.

        We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

Transfer and Exchange

        A holder may transfer or exchange Notes in accordance with the indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. No service charge will be imposed by the Company, the Trustee or the registrar for any transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

        The registered holder of a Note will be treated as its owner for all purposes.

Optional Redemption

        On and after                    , 2021, we may redeem all or, from time to time, a part of the Notes at the following redemption prices (expressed as a percentage of principal amount of the Notes), plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on            of the years indicated below:

Year	Percentage
2021
2022
2023
2024 and thereafter	100.000%

        Prior to                    , 2019, we may, at our option, on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes (including Additional Notes) issued under the indenture with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of        % of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

          (1)   at least 65% of the original principal amount of the Notes issued on the Issue Date remains outstanding after each such redemption; and

          (2)   the redemption occurs within 180 days after the closing of the related Equity Offering.

        In addition, the Notes may be redeemed, in whole or in part, at any time prior to                    , 2021 at the option of the Company, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        "Applicable Premium" means, with respect to any Note on any applicable redemption date, the greater of:

          (1)   1.0% of the principal amount of such Note; or

          (2)   the excess, if any, of:

            (a)   the present value at such redemption date of (i) the redemption price of such Note at                    , 20 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption") plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such Note through                    , 20    computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

            (b)   the principal amount of such Note.

        "Treasury Rate" means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519), which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to                     , 2021; provided, however, that if the period from the redemption date to                    , 2021 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to                    , 2021 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate as of the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the Trustee an Officers' Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

Selection and Notice

        If the Company is redeeming fewer than all of the outstanding Notes at any time, the Trustee will select the Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion deems fair and reasonable (or, in the case of Notes in global form, the Trustee will select Notes for redemption based on DTC's method that most nearly approximates a pro rata selection), although no Note of $2,000 in original principal amount or less will be redeemed in part. Notices of redemption will be given at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of the original Note upon cancellation of the partially redeemed original Note. On and after the redemption date, interest will cease to accrue on any Notes or portion of Notes called for redemption unless we default in the payment thereof.

Offers to Purchase; Open Market Purchases

        We may acquire Notes by means other than a redemption or required repurchase, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the indenture. Other existing or future agreements of the Company, however, may limit the ability of the Company or its Subsidiaries to purchase Notes prior to maturity.

Ranking

        The Notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated and will be effectively subordinated in right of payment to (a) all of our secured Indebtedness, including Indebtedness Incurred under our Senior Secured Credit Agreement, to the extent of the value of the collateral securing such Indebtedness, and (b) the liabilities of any of our current or future Subsidiaries that do not guarantee the Notes. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Secured Credit Agreement or other secured Indebtedness, the assets of the Company that secure secured Indebtedness will be available to pay obligations on the Notes only after all Indebtedness under the Senior Secured Credit Agreement and other secured Indebtedness has been repaid in full from such assets. In addition, our Subsidiaries will not guarantee the Notes except in the circumstances specified below under "—Certain Covenants—Future Subsidiary Guarantors." In the event of bankruptcy, liquidation, reorganization or other winding up of a non-guarantor Subsidiary, the assets of such Subsidiary will be available to pay obligations on the Notes only after all obligations of such Subsidiary have been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and any Subsidiary guarantees then outstanding.

        Our Subsidiaries do not guarantee our Indebtedness under our Senior Secured Credit Agreement. Our Subsidiaries generated less than 1% of our consolidated total revenues for the six months ended June 30, 2016 and held less than 1% of our consolidated total assets as of such date.

        At June 30, 2016, on an as further adjusted basis after giving effect to the Prior Offerings and this offering as set forth under "Capitalization":

  •
  we would have had $2.9 billion of total indebtedness outstanding (other than intercompany indebtedness), none of which would have constituted secured indebtedness;

  •
  we would have had additional availability of $1.1 billion under our Senior Secured Credit Agreement, subject to its terms, as to which the Notes would have been effectively subordinated to the extent of the value of the collateral thereunder; and

  •
  our Subsidiaries would have had no indebtedness outstanding, other than intercompany indebtedness.

Subsidiary Guarantees

        The Notes initially will not be guaranteed by any of our Subsidiaries. Certain of our Subsidiaries may in the future guarantee our obligations under the Notes, including as set forth under "—Certain Covenants—Future Subsidiary Guarantors." The Subsidiary Guarantors, if any, will, jointly and severally, fully and unconditionally guarantee on a senior unsecured basis our obligations under the Notes and all obligations under the indenture. The obligations of the Subsidiary Guarantors under the Subsidiary Guarantees will rank equally in right of payment with other unsecured Indebtedness of such Subsidiary Guarantors, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under the Subsidiary Guarantees.

        Although the indenture will limit the amount of Indebtedness that Restricted Subsidiaries may Incur, the permitted Indebtedness of the Restricted Subsidiaries may be substantial and such limitation is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the Incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the indenture. See "—Certain Covenants—Limitation on Indebtedness and Preferred Stock."

        The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law, although no assurance can be given that a court would give the holder the benefit of such provision. Federal bankruptcy and state fraudulent conveyance laws and other limitations may preclude the recovery of payments under the Subsidiary Guarantees. If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guarantee could be reduced to zero. If the obligations of a Subsidiary Guarantor under its Subsidiary Guarantee were avoided, holders of Notes would have to look to the assets of any remaining Subsidiary Guarantors for payment. There can be no assurance in that event that such assets would be sufficient to pay the outstanding principal and interest on the Notes.

        If a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease), and whether or not the Subsidiary Guarantor is the surviving entity in such transaction) to a Person that is not the Company or a Restricted Subsidiary of the Company, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if the sale or other disposition does not violate the covenants described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock."

        In addition, a Subsidiary Guarantor will be released from its obligations under the indenture and its Subsidiary Guarantee upon the release or discharge of the Guarantee that resulted in the creation of such Subsidiary Guarantee pursuant to the covenant described under "—Certain Covenants—Future Subsidiary Guarantors," except a release or discharge by or as a result of payment under such Guarantee; or if the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the indenture or if such Subsidiary otherwise no longer meets the definition of a Restricted Subsidiary; or in connection with any covenant defeasance, legal defeasance or satisfaction and discharge of the Notes as provided below under the captions "—Defeasance" and "—Satisfaction and Discharge."

        As of the date hereof, all of the Company's Subsidiaries will be Restricted Subsidiaries. Under certain circumstances, the Company may designate Subsidiaries as Unrestricted Subsidiaries. None of the Unrestricted Subsidiaries will be subject to the restrictive covenants in the indenture or will guarantee the Notes.

Change of Control

        If a Change of Control occurs, unless the Company has previously or concurrently exercised its right to redeem all of the Notes as described under "—Optional Redemption," each holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of such holder's Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following any Change of Control, unless the Company has previously or concurrently exercised our right to redeem all of the Notes as described under "—Optional Redemption," we will mail a notice (the "Change of Control Offer") to each holder, with a copy to the Trustee, stating:

          (1)   that a Change of Control has occurred and that such holder has the right to require us to purchase such holder's Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the "Change of Control Payment");

          (2)   the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date");

          (3)   that any Note not properly tendered will remain outstanding and continue to accrue interest;

          (4)   that unless we default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

          (5)   that holders electing to have any Notes in certificated form purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

          (6)   that holders will be entitled to withdraw their tendered Notes and their election to require us to purchase such Notes, provided that the paying agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such holder is withdrawing its tendered Notes and its election to have such Notes purchased;

          (7)   that if we are repurchasing a portion of the Note of any holder, the holder will be issued a new Note equal in principal amount to the unpurchased portion of the Note surrendered, provided that the unpurchased portion of the Note must be equal to a minimum principal amount of $2,000 and an integral multiple of $1,000 in excess of $2,000; and

          (8)   the procedures determined by us, consistent with the indenture, that a holder must follow to have its Notes repurchased.

        On the Change of Control Payment Date, the Company will, to the extent lawful:

          (1)   accept for payment all Notes or portions of Notes (in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000) properly tendered pursuant to the Change of Control Offer and not properly withdrawn;

          (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes accepted for payment; and

          (3)   deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

        The paying agent will promptly mail or deliver to each holder of Notes accepted for payment the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.

        If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no further interest will be payable to holders who tender their Notes pursuant to the Change of Control Offer.

        The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us, and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

        We will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under in the indenture by virtue of our compliance with such securities laws or regulations.

        Our ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Senior Secured Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Secured Credit Agreement and cause a default under that agreement will not constitute a Change of Control under the indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender their Notes and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such holders, the Company will have the right, upon not less than 30 nor more than 60 days' prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to the date of redemption.

        The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company. The Change of Control purchase feature is a result of negotiations between the underwriters and us. As of the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "—Certain Covenants—Limitation on Indebtedness and Preferred Stock" and "—Certain Covenants—Limitation on Liens." Such restrictions in the indenture can be waived only with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender or exchange offer for the Notes). Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

        The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

        The provisions under the indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified or terminated with the written consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender or exchange offer for the Notes) prior to the occurrence of such Change of Control.

Certain Covenants

Limitation on Indebtedness and Preferred Stock

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) and the Company will not permit any of its Restricted Subsidiaries to issue Preferred Stock; provided, however, that the Company may Incur Indebtedness and any of the Subsidiary Guarantors may Incur Indebtedness and issue Preferred Stock if on the date thereof:

          (1)   the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.25 to 1.00, determined on a pro forma basis (including a pro forma application of proceeds); and

          (2)   no Default would occur as a consequence of, and no Event of Default would be continuing following, Incurring the Indebtedness or its application.

        The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

          (1)   Indebtedness under one or more Credit Facilities of (a) the Company or any Restricted Subsidiary Incurred pursuant to this clause (1) in an aggregate amount not to exceed the greater of (i) $1.5 billion or (ii) the sum of $500.0 million and 25.0% of the Company's Adjusted Consolidated Net Tangible Assets determined as of the date of the Incurrence of such Indebtedness after giving effect to the application of the proceeds therefrom;

          (2)   Guarantees of Indebtedness Incurred in accordance with the provisions of the indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Subsidiary Guarantee to at least the same extent as the Indebtedness being Guaranteed, as the case may be;

          (3)   Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that (a)(i) if the Company is the obligor on such Indebtedness and the obligee is not a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (ii) if a Subsidiary Guarantor is the obligor of such Indebtedness and the obligee is neither the Company nor a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guarantee and (b)(i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, that was not permitted by this clause;

          (4)   Indebtedness represented by (a) the Notes issued on the Issue Date and all Subsidiary Guarantees, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2) and 4(a) above) outstanding on the Issue Date, and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or (7) below or Incurred pursuant to the first paragraph of this covenant;

          (5)   Permitted Acquisition Indebtedness and Non-Recourse Purchase Money Indebtedness;

          (6)   Indebtedness in respect of (a) self-insurance obligations, bid, appeal, reimbursement, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business and any Guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations and (b) obligations represented by letters of credit for the account of the Company or a Restricted Subsidiary in order to provide security for workers' compensation claims (in the case of clauses (a) and (b) other than for an obligation for money borrowed);

          (7)   Indebtedness represented by Capitalized Lease Obligations of the Company or any of its Restricted Subsidiaries (whether or not Incurred pursuant to sale and leaseback transactions), mortgage financings or purchase money obligations, Incurred in connection with the acquisition, construction, improvement or development of real or personal, movable or immovable, property, in each case Incurred for the purpose of financing, refinancing, renewing, defeasing or refunding all or any part of the purchase price or cost of acquisition, construction, improvement or development of property used in the business of the Company or such Restricted Subsidiary, provided that after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (7), together with any Refinancing Indebtedness Incurred pursuant to clause (4) above in respect of such Indebtedness, and then outstanding does not exceed $35.0 million; and

          (8)   in addition to the items referred to in clauses (1) through (7) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8) and then outstanding, will not exceed the greater of $150.0 million or 2.5% of the Company's Adjusted Consolidated Net Tangible Assets, determined as of the date of Incurrence of such Indebtedness after giving effect to such Incurrence and the application of the proceeds therefrom.

        For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

          (1)   in the event that an item of that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and, subject to clause (2) below, may later classify, reclassify or redivide all or a portion of such item of Indebtedness, in any manner that complies with this covenant;

          (2)   all Indebtedness outstanding on the date of the indenture under the Senior Secured Credit Agreement, after giving effect to this offering and the use of proceeds thereof, shall be deemed Incurred on the Issue Date under clause (1) of the second paragraph of this covenant;

          (3)   Guarantees of, or obligations in respect of letters of credit supporting, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

          (4)   if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph of this covenant and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included to the extent of the underlying letter of credit;

          (5)   the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

          (6)   Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

          (7)   the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

        Accrual of interest, accrual of dividends, the amortization of debt discount or the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock and unrealized losses or charges in respect of Hedging Obligations will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

        The Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness, or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this covenant, the Company shall be in Default of this covenant).

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

        The indenture will not treat (a) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (b) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Limitation on Restricted Payments

        The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

          (1)   pay any dividend or make any payment or distribution on or in respect of the Company's or any Restricted Subsidiaries' Capital Stock (including any payment or distribution in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

            (a)   dividends or distributions by the Company payable solely in Capital Stock of the Company (other than Disqualified Stock but including options, warrants or other rights to purchase such Capital Stock of the Company); and

            (b)   dividends or distributions payable to the Company or a Restricted Subsidiary and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation) so long as the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

          (2)   purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

          (3)   purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (x) Indebtedness permitted under clause (3) of the second paragraph of the covenant "—Limitation on Indebtedness and Preferred Stock" or (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

          (4)   make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) above shall be referred to herein as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

          (a)   a Default shall have occurred and be continuing (or would result therefrom);

          (b)   the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the covenant described in the first paragraph under "—Limitation on Indebtedness and Preferred Stock" after giving effect, on a pro forma basis, to such Restricted Payment; or

          (c)   the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the 2019 Notes Issue Date would exceed the sum of (the "Restricted Payments Basket"):

              (i)  50% of Consolidated Net Income for the period (treated as one accounting period) from January 1, 2011 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

             (ii)  100% of the aggregate Net Cash Proceeds and the Fair Market Value of property or securities other than cash (including Capital Stock of Persons engaged primarily in the Oil and Gas Business or assets used in the Oil and Gas Business), in each case received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the 2019 Notes Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to (x) Persons indicated in clause 5(a) of the next succeeding paragraph or any direct or indirect parent of the Company, to the extent such Net Cash Proceeds have been used to make a Restricted Payment pursuant to clause (5)(a) of the next succeeding paragraph, (y) a Subsidiary of the Company or (z) an employee stock ownership plan, option plan or similar trust (to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination));

            (iii)  the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the 2019 Notes Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property (other than such Capital Stock), distributed by the Company upon such conversion or exchange), together with the net proceeds, if any, received by the Company or any of its Restricted Subsidiaries upon such conversion or exchange; and

            (iv)  the amount equal to the aggregate net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person after the 2019 Notes Issue Date resulting from:

              (A)  repurchases, repayments or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment (other than to a Subsidiary of the Company), repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary;

              (B)  the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income; and

              (C)  the sale by the Company or any Restricted Subsidiary (other than to the Company or a Restricted Subsidiary) of all or a portion of the Capital Stock of an

      Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend from an Unrestricted Subsidiary (whether any such distribution or dividend is made with proceeds from the issuance by such Unrestricted Subsidiary of its Capital Stock or otherwise).

The amount of the Restricted Payments Basket as of June 30, 2016 was approximately $683.0 million. The provisions of the preceding paragraph will not prohibit:

          (1)   any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or a substantially concurrent cash capital contribution received by the Company from its stockholders; provided, however, that (a) such Restricted Payment will be excluded from subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale of Capital Stock or capital contribution will be excluded from clause (c)(ii) of the preceding paragraph;

          (2)   any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Refinancing Indebtedness that, in each case, is permitted to be Incurred pursuant to the covenant described under "—Limitation on Indebtedness and Preferred Stock"; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded from subsequent calculations of the amount of Restricted Payments;

          (3)   any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under "—Limitation on Indebtedness and Preferred Stock"; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded from subsequent calculations of the amount of Restricted Payments;

          (4)   dividends paid or distributions made within 60 days after the date of declaration if at such date of declaration such dividend or distribution would have complied with this covenant if it had been made on such date; provided, however, that such dividends and distributions will be included in subsequent calculations of the amount of Restricted Payments; and provided further, however, that for purposes of clarification, this clause (4) shall not include cash payments in lieu of the issuance of fractional shares included in clause (9) below;

          (5)   so long as no Default has occurred and is continuing, (a) the repurchase or other acquisition of Capital Stock (including options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock) of the Company held by any existing or former employees, officers or directors of the Company or any Restricted Subsidiary of the Company or their assigns, estates or heirs, in each case pursuant to the repurchase or other acquisition provisions under employee stock option or stock purchase plans or agreements or other agreements to compensate officers, employees or directors, in each case approved by the Company's Board of Directors; provided that such repurchases or other acquisitions pursuant to this subclause (a) during any calendar year will not exceed $2.5 million in the aggregate (with unused amounts in any calendar year being carried over to succeeding calendar years); provided further, that such amount in any calendar year may be increased by an amount not to exceed: (A) the cash proceeds received by the Company from the sale of Capital Stock of the Company to any existing or former employees, officers or directors of the Company and any of its Restricted Subsidiaries or their assigns, estates or heirs that occurs after the 2019 Notes Issue Date (to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph), plus (B) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the 2019 Notes Issue Date, less (C) the amount of any Restricted Payments made pursuant to clauses (A) and (B) of this clause (5)(a); provided further, however, that the amount of any such repurchase or other acquisition under this subclause (a) will be excluded in subsequent calculations of the amount of Restricted Payments and the proceeds received from any such transaction will be excluded from clause (c)(ii) of the preceding paragraph for purposes of calculating the Restricted Payments Basket; and (b) loans or advances to employees, officers or directors of the Company or any Subsidiary of the Company, in each case as permitted by Section 402 of the Sarbanes-Oxley Act of 2002, the proceeds of which are used to purchase Capital Stock of the Company, or to refinance loans or advances made pursuant to this clause (5)(b), in an aggregate principal amount not in excess of $2.5 million at any one time outstanding; provided, however, that the amount of such loans and advances will be included in subsequent calculations of the amount of Restricted Payments;

          (6)   purchases, repurchases, redemptions or other acquisitions or retirements for value of Capital Stock deemed to occur upon the exercise of stock options, warrants, rights to acquire Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise or exchange price thereof, and any purchases, repurchases, redemptions or other acquisitions or retirements for value of Capital Stock made in lieu of withholding taxes in connection with any exercise or exchange of warrants, options or rights to acquire Capital Stock; provided, however, that such acquisitions or retirements will be excluded from subsequent calculations of the amount of Restricted Payments;

          (7)   the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the covenant described under "—Change of Control" or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock"; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; provided, however, that such acquisitions or retirements will be excluded in subsequent calculations of the amount of Restricted Payments;

          (8)   payments or distributions to dissenting stockholders pursuant to applicable law or in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets; provided, however, that any payment pursuant to this clause (8) shall be excluded in the calculation of the amount of Restricted Payments;

          (9)   cash payments in lieu of the issuance of fractional shares; provided, however, that any payment pursuant to this clause (9) shall be excluded in the calculation of the amount of Restricted Payments;

          (10) the payment of scheduled or accrued dividends to holders of any class of or series of Disqualified Stock of the Company issued on or after the 2019 Notes Issue Date in accordance with the covenant captioned "—Limitation on Indebtedness and Preferred Stock," to the extent such dividends are included in Consolidated Interest Expense; provided, however, that any payment pursuant to this clause (10) shall be excluded in the calculation of the amount of Restricted Payments;

          (11) the payment of dividends on the Company's Common Stock in an aggregate amount not to exceed $20.0 million in any calendar year; provided, however, that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments; and

          (12) Restricted Payments in an amount not to exceed $30.0 million in the aggregate since the 2019 Notes Issue Date; provided, however, that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments.

        The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount and the Fair Market Value of any non-cash Restricted Payment shall be determined in accordance with the definition of that term. Not later than the date of making any Restricted Payment in excess of $15.0 million that will be included in subsequent calculations of the amount of Restricted Payments, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed.

        If a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (12) above or is entitled to be made pursuant to the first paragraph above, the Company shall, in its sole discretion, subdivide and classify, and may later reclassify, such Restricted Payment in any manner that complies with this covenant.

        As of the Issue Date, all of the Company's Subsidiaries will be Restricted Subsidiaries. We will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary." For the purpose of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investment." Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (12) of the second paragraph of this covenant, or pursuant to the definition of "Permitted Investments," and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Limitation on Liens

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (the "Initial Lien") other than Permitted Liens upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), including any income or profits therefrom, whether owned on the date of the indenture or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens, effective provision is made to secure the Indebtedness due under the Notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or senior in priority to in the case of Liens with respect to Subordinated

Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

        Any Lien created for the benefit of the holders of the Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

          (2)   make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

          (3)   sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary.

The preceding provisions will not prohibit:

            (i)  any encumbrance or restriction pursuant to or by reason of an agreement in effect at or entered into on the Issue Date, including, without limitation, the indenture as in effect on such date;

           (ii)  any encumbrance or restriction with respect to a Person pursuant to or by reason of an agreement relating to any Capital Stock or Indebtedness Incurred by a Person on or before the date on which such Person was acquired by the Company or another Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person was acquired by the Company or a Restricted Subsidiary or in contemplation of the transaction) and outstanding on such date; provided that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

          (iii)  encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Company and the Restricted Subsidiaries to realize the value of, property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

          (iv)  any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

           (v)  with respect to any Restricted Subsidiary incorporated or organized outside the United States, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was Incurred if either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes, as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive;

          (vi)  any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses (i) through (v) or clause (xii) of this paragraph or this clause (vi) or contained in any amendment, restatement, modification, renewal, supplemental, refunding, replacement or refinancing of an agreement referred to in clauses (i) through (v) or clause (xii) of this paragraph or this clause (vi); provided that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement taken as a whole are no less favorable in any material respect to the holders of the Notes than the encumbrances and restrictions contained in the agreements governing the Indebtedness being refunded, replaced or refinanced;

         (vii)  in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

            (a)   that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in Oil and Gas Properties), license or similar contract, or the assignment or transfer of any such lease (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in Oil and Gas Properties), license (including, without limitation, licenses of intellectual property) or other contract;

            (b)   contained in mortgages, pledges or other security agreements permitted under the indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;

            (c)   contained in any agreement creating Hedging Obligations permitted from time to time under the indenture;

            (d)   pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

            (e)   restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

            (f)    provisions with respect to the disposition or distribution of assets or property in operating agreements, joint venture agreements, development agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business and entered into in the ordinary course of business;

        (viii)  any encumbrance or restriction contained in (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under the indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

          (ix)  any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or a portion of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

           (x)  any customary encumbrances or restrictions imposed pursuant to any agreement of the type described in the definition of "Permitted Business Investment";

          (xi)  encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

         (xii)  encumbrances or restrictions contained in agreements governing Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be Incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with the covenant described under the caption "—Limitation on Indebtedness and Preferred Stock"; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness are not materially less favorable to the Company taken as a whole, as determined by the Board of Directors of the Company in good faith, than the provisions contained in the Senior Secured Credit Agreement and in the indenture as in effect on the Issue Date;

        (xiii)  the issuance of Preferred Stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to the covenant described under the caption "—Limitation on Indebtedness and Preferred Stock" and the terms of such Preferred Stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock);

        (xiv)  supermajority voting requirements existing under corporate charters, bylaws, stockholders agreements and similar documents and agreements;

         (xv)  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

        (xvi)  any encumbrance or restriction contained in the Senior Secured Credit Agreement as in effect as of the Issue Date, and in any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Senior Secured Credit Agreement as in effect on the Issue Date.

Limitation on Sales of Assets and Subsidiary Stock

        The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

          (1)   the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares or other assets subject to such Asset Disposition; and

          (2)   at least 75% of the aggregate consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Disposition and all other Asset Dispositions since the 2019 Notes Issue Date, on a cumulative basis, is in the form of cash or Cash Equivalents or Additional Assets, or any combination thereof.

        The Net Available Cash from such Asset Disposition may be applied, within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, by the Company or such Restricted Subsidiary, as the case may be:

          (a)   to prepay, repay, redeem or purchase Pari Passu Indebtedness of the Company (including the Notes) or a Subsidiary Guarantor or any Indebtedness (other than Disqualified Stock) of a Restricted Subsidiary that is not a Subsidiary Guarantor (in each case, excluding Indebtedness owed to the Company or an Affiliate of the Company); provided, however, that, in connection with any prepayment, repayment, redemption or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, redeemed or purchased; or

          (b)   to make capital expenditures in the Oil and Gas Business or to invest in Additional Assets;

provided that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the indenture.

        Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds." Not later than the 366th day from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will be required to make an offer ("Asset Disposition Offer") to all holders of Notes and, to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Disposition ("Pari Passu Notes") to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount (or, in the event such Pari Passu Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) of the Notes and Pari Passu Notes plus accrued and unpaid interest, if any (or in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Indebtedness), to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in the indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in minimum principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes. To the extent that the aggregate principal amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the indenture. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

        The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the "Asset Disposition Offer Period"). No later than five Business Days after the termination of the Asset

Disposition Offer Period (the "Asset Disposition Purchase Date"), the Company will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the "Asset Disposition Offer Amount") or, if less than the Asset Disposition Offer Amount has been so validly tendered and not properly withdrawn, all Notes and Pari Passu Notes validly tendered and not properly withdrawn in response to the Asset Disposition Offer.

        If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no further interest will be payable to holders who tender Notes pursuant to the Asset Disposition Offer.

        On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in minimum principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000. The Company will deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company or the paying agent, as the case may be, will promptly (but in any case not later than five Business Days after the termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers' Certificate from the Company, will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

        The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the indenture by virtue of its compliance with such securities laws or regulations.

        For the purposes of clause (2) of the first paragraph of this covenant, the following will be deemed to be cash:

          (1)   the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness of a Restricted Subsidiary (other than Guarantor Subordinated Obligations or Disqualified Stock of any Restricted Subsidiary that is a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) of the second paragraph of this covenant); and

          (2)   securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after receipt thereof.

        Notwithstanding the foregoing, the 75% limitation referred to in clause (2) of the first paragraph of this covenant shall be deemed satisfied with respect to any Asset Disposition in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Disposition complied with the aforementioned 75% limitation.

        The requirement of clause (b) of the second paragraph of this covenant above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to therein is entered into by the Company or its Restricted Subsidiary within the specified time period and such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement.

Limitation on Affiliate Transactions

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, make, amend or conduct any transaction (including making a payment to, the purchase, sale, lease or exchange of any property or the rendering of any service), contract, agreement or understanding with or for the benefit of any Affiliate of the Company (an "Affiliate Transaction") unless:

          (1)   the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could reasonably be expected to be obtained in a comparable transaction at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate; and

          (2)   either: (a) if such Affiliate Transaction involves an aggregate consideration in excess of $20.0 million but not greater than $50.0 million, the Company delivers to the Trustee an Officers' Certificate certifying that such Affiliate Transaction satisfies the criteria in clause (1) above, or (b) if such Affiliate Transaction involves an aggregate consideration in excess of $50.0 million, the Company delivers to the Trustee an Officers' Certificate certifying that such Affiliate Transaction satisfies the criteria in clause (1) above and that the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company having no personal pecuniary interest in such transaction.

        The preceding paragraph will not apply to:

          (1)   any Restricted Payment permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments" or any Permitted Investment;

          (2)   any issuance of Capital Stock (other than Disqualified Stock), or other payments, awards or grants in cash, Capital Stock (other than Disqualified Stock) or otherwise pursuant to, or the funding of, employment or severance agreements and other compensation arrangements, options to purchase Capital Stock (other than Disqualified Stock) of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or insurance and indemnification arrangements provided to or for the benefit of directors and employees approved by the Board of Directors of the Company;

          (3)   loans or advances to employees, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries not to exceed $5.0 million in the aggregate at any one time outstanding;

          (4)   advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business of the Company or any of its Restricted Subsidiaries;

          (5)   any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with "—Limitation on Indebtedness and Preferred Stock";

          (6)   any transaction with a joint venture or similar entity (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns, directly or indirectly, an Equity Interest in or otherwise controls such joint venture or similar entity;

          (7)   the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company to, or the receipt by the Company of any capital contribution from its stockholders;

          (8)   indemnities of officers, directors and employees of the Company or any of its Restricted Subsidiaries permitted by bylaw or statutory provisions and any employment agreement or other employee compensation plan or arrangement entered into in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

          (9)   the payment of reasonable compensation and fees paid to, and indemnity provided on behalf of, officers or directors of the Company or any Restricted Subsidiary;

          (10) the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted only to the extent that its terms are not materially more disadvantageous, taken as a whole, to the holders of the Notes than the terms of the agreements in effect on the Issue Date;

          (11) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, provided that in the reasonable determination of the Board of Directors of the Company or the senior management of the Company, such transactions are on terms not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company;

          (12) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in such Person; and

          (13) transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any direct or indirect parent company of the Company, and such director is the sole cause for such Person to be deemed an Affiliate of the Company or any Restricted Subsidiary; provided, however, that such director shall abstain from voting as a director of the Company or such direct or indirect parent company, as the case may be, on any matter involving such other Person.

Business Activities

        The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business activity other than the Oil and Gas Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Provision of Financial Information

        Whether or not the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, to the extent not prohibited by the Exchange Act, the Company will make available to the Trustee and the holders of the Notes without cost to any holder, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation within the time periods specified therein with respect to an accelerated filer.

        If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the financial information required will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

        The availability of the foregoing materials on the SEC's website or on the Company's website shall be deemed to satisfy the foregoing delivery obligations.

Merger and Consolidation

        The Company will not consolidate with or merge with or into (whether or not the Company is the surviving corporation), or convey, transfer or lease all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, in one or more related transactions to, any Person, unless:

          (1)   the resulting, surviving or transferee Person (the "Successor Company") is a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) expressly assumes, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the indenture;

          (2)   immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

          (3)   either (A) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under "—Limitation on Indebtedness and Preferred Stock" or (B) immediately after giving effect to such transaction on a pro forma basis and any related financing transactions as if the same had occurred at the beginning of the applicable four quarter period, the Consolidated Coverage Ratio of the Company is equal to or greater than the Consolidated Coverage Ratio of the Company immediately before such transaction;

          (4)   if the Company is not the Successor Company, each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations in respect of the indenture and the Notes shall continue to be in effect; and

          (5)   the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if any) comply with the indenture.

        For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the assets of the Company.

        The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture; and its predecessor Company, except in the case of a lease of all or substantially all its assets, will be released from the obligation to pay the principal of and interest on the Notes.

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the assets of a Person.

        Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and the Company may consolidate with, merge into or transfer all or part of its properties and assets to a Subsidiary Guarantor and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction; and provided further that, in the case of a Restricted Subsidiary that consolidates with, merges into or transfers all or part of its properties and assets to the Company, the Company will not be required to comply with the preceding clause (5).

        In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, and will not permit the conveyance, transfer or lease of all or substantially all of the assets of any Subsidiary Guarantor to, any Person (other than the Company or another Subsidiary Guarantor) unless:

          (1)   (a) the resulting, surviving or transferee Person is a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and such Person (if not such Subsidiary Guarantor) expressly assumes, by supplemental indenture, executed and delivered to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee; (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and (c) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture; or

          (2)   the transaction will result in the release of the Subsidiary Guarantor from its obligations under the indenture and its Subsidiary Guarantee after and upon compliance with the provisions described under "—Subsidiary Guarantees."

Future Subsidiary Guarantors

        The Company will cause any Restricted Subsidiary that is not already a Subsidiary Guarantor that Guarantees any Indebtedness of the Company or a Subsidiary Guarantor under a Credit Facility to execute and deliver to the Trustee within 30 days after such Subsidiary Guarantees such Indebtedness a supplemental indenture (in the form specified in the indenture) pursuant to which such Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes on a senior basis. Such Subsidiary Guarantee will be subject to release provisions and the other limitations set forth above under "—Subsidiary Guarantees."

Covenant Termination

        From and after the occurrence of an Investment Grade Rating Event, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of the indenture described above under the following headings:

  •
  "—Limitation on Indebtedness and Preferred Stock,"

  •
  "—Limitation on Restricted Payments,"

  •
  "—Limitation on Restrictions on Distributions from Restricted Subsidiaries,"

  •
  "—Limitation on Sales of Assets and Subsidiary Stock,"

  •
  "—Limitation on Affiliate Transactions" and

  •
  Clause (3) of "—Merger and Consolidation"

(collectively, the "Eliminated Covenants"). As a result, after the date on which the Company and its Restricted Subsidiaries are no longer subject to the Eliminated Covenants, the Notes will be entitled to substantially reduced covenant protection.

        After the Eliminated Covenants have been terminated, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of "Unrestricted Subsidiary."

Events of Default

        Each of the following is an Event of Default with respect to the Notes:

          (1)   default in any payment of interest on any Note when due, continued for 30 days;

          (2)   default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

          (3)   failure by the Company or any Subsidiary Guarantor to comply with its obligations under the covenants described above under "—Certain Covenants—Merger and Consolidation";

          (4)   failure by the Company to comply for 30 days (or 180 days in the case of a Reporting Failure) after notice as provided below with any of its obligations under the covenant described under "—Change of Control" above or under the covenants described under "—Certain Covenants" above (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with "—Certain Covenants—Merger and Consolidation" which is covered by clause (3));

          (5)   failure by the Company to comply for 60 days after notice as provided below with its other agreements contained in the indenture;

          (6)   default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, which default:

            (a)   is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (and any extensions of any grace period) ("payment default"); or

            (b)   results in the acceleration of such Indebtedness prior to its Stated Maturity (the "cross acceleration provision");

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $30.0 million or more;

          (7)   certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the "bankruptcy provisions");

          (8)   failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $30.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid or discharged, and there shall be any period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, shall not be in effect (the "judgment default provision"); or

          (9)   any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary, ceases to be in full force and effect (except as contemplated by the terms of the indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary, denies or disaffirms its obligations under the indenture or its Subsidiary Guarantee.

        However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes notify the Company in writing and, in the case of a notice given by the holders, the Trustee, of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

        If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, accrued and unpaid interest, if any, on all the Notes to be due and payable. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding

Notes may rescind any such acceleration with respect to the Notes and its consequences if, among other requirements, (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

        Notwithstanding the foregoing, if an Event of Default specified in clause (6) above shall have occurred and be continuing, such Event of Default and any consequential acceleration (to the extent not in violation of any applicable law or in conflict with any judgment or decree of a court of competent jurisdiction) shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid or (ii) if the default relating to such Indebtedness is waived by the holders of such Indebtedness or cured and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, in each case within 20 days after the declaration of acceleration with respect thereto.

        Subject to the provisions of the indenture relating to the duties of the Trustee if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the Notes unless:

          (1)   such holder has previously given the Trustee notice that an Event of Default is continuing;

          (2)   holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

          (3)   such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

          (4)   the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5)   the Trustee, within such 60-day period, has not received directions inconsistent with such written request by the holders of a majority in principal amount of the outstanding Notes.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The indenture provides that if an Event of Default has occurred and is continuing, the Trustee must, in the exercise of its rights and powers vested in it by the indenture, use the same degree of care and skill that a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines may be unduly prejudicial to the rights of any other holder or that may involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after the Trustee gains knowledge of the Default unless the Default is cured before the giving of the notice. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold such notice if and so long as a committee of responsible officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the Company has knowledge of the occurrence and continuance of any Default, written notice of such Default, its status and what action the Company is taking or proposing to take with respect thereto.

Amendments and Waivers

        Subject to certain exceptions, the indenture and the Notes may be amended with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

          (1)   reduce the percentage in principal amount of Notes whose holders must consent to an amendment or waiver;

          (2)   reduce the stated rate of or extend the stated time for payment of interest on any Note;

          (3)   reduce the principal of or extend the Stated Maturity of any Note;

          (4)   reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed (it being understood that this does not apply to modifications of the covenants described under "—Change of Control" or "—Certain Covenants—Limitation on Sales of Assets or Subsidiary Stock");

          (5)   make any Note payable in money other than that stated in the Note;

          (6)   waive a Default or Event of Default in the payment of principal of, or interest or premium on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration) or impair the right of any holder to receive payment of the principal of, premium, if any, and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

          (7)   modify the Subsidiary Guarantees in any manner adverse to the holders of the Notes; or

          (8)   make any change to or modify the ranking of the Notes that would adversely affect the holders.

        Notwithstanding the foregoing, the Company, the Subsidiary Guarantors and the Trustee may, without the consent of any holder, amend the indenture and the Notes to:

          (1)   cure any ambiguity, omission, defect, mistake or inconsistency;

          (2)   provide for the assumption by a successor of the obligations of the Company or any Subsidiary Guarantor under the indenture;

          (3)   provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

          (4)   add Guarantors with respect to the Notes, including Subsidiary Guarantors, or release a Subsidiary Guarantor from its Subsidiary Guarantee and terminate such Subsidiary Guarantee;

  provided that the release and termination is in accordance with the applicable provisions of the indenture;

          (5)   secure the Notes or Subsidiary Guarantees;

          (6)   add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the holders or surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

          (7)   make any change that does not adversely affect the rights of any holder; provided, however, that any change to conform the indenture to this "Description of Notes" will not be deemed to adversely affect such legal rights;

          (8)   comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

          (9)   provide for the succession of a successor Trustee, provided that the successor Trustee is otherwise qualified and eligible to act as such under the indenture.

        The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment or waiver so long as such consent approves the substance of the proposed amendment or waiver. A consent to any amendment or waiver under the indenture by any holder of Notes given in connection with a tender of such holder's Notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the indenture requiring the consent of the holders becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. Any failure, however, of the Company to mail such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment, supplement or waiver.

Defeasance

        The Company at any time may terminate all its obligations under the Notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

        The Company at any time may terminate its obligations described under "—Change of Control" and under covenants described under "—Certain Covenants" (other than the obligations described under "—Provision of Financial Information" and in clauses (1), (2), (4) and (5) of "—Merger and Consolidation"), the operation of the cross default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision, the Subsidiary Guarantee provision described under "—Events of Default" above and the limitations contained in clause (3) under "—Certain Covenants—Merger and Consolidation" above ("covenant defeasance").

        If the Company exercises its legal defeasance option, the Subsidiary Guarantees in effect at such time will terminate.

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under "—Events of Default" above or because of the failure of the Company to comply with clause (3) under "—Certain Covenants—Merger and Consolidation" above.

        In order to exercise either defeasance option, the Company must, among other things, irrevocably deposit in trust (the "defeasance trust") with the Trustee, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash in U.S. dollars or U.S. Government Obligations or a combination thereof in such amounts as, in the aggregate, will be sufficient to pay the principal, premium, if any, and interest on the Notes to redemption or Stated Maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when either:

          (1)   all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

          (2)   (a) all Notes that have not been delivered to the Trustee for cancellation (i) have become due and payable by reason of the giving of a notice of redemption or otherwise, (ii) will become due and payable within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, (b) the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust solely for such purpose, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal and accrued interest to the date of Stated Maturity or redemption, and (c) in each case certain other requirements set forth in the indenture are satisfied.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, Officer, employee, manager, incorporator, member, partner or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, the indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the Trustee

        U.S. Bank National Association will be the Trustee under the indenture and has been appointed by the Company as registrar and paying agent with regard to the Notes. Such bank acts as trustee for the Senior Notes and is a lender under the Senior Secured Credit Agreement.

        The indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act) while any Default exists it must eliminate such conflict within 90 days, request from the SEC permission to continue as Trustee with such conflict outstanding or resign as Trustee.

        The Trustee has not reviewed or participated in the preparation of this prospectus supplement and assumes no responsibility for the nature, contents, accuracy, fairness or completeness of the information set forth in this prospectus supplement or other offering materials.

Governing Law

        The indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry Delivery and Form

        The Notes will initially be issued in registered, global form without interest coupons (the "Global Notes") in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds. The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of DTC or its nominee, for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Only in the limited circumstances described below may beneficial interests in the Global Notes be exchanged for definitive Notes in registered certificated form ("Certificated Notes") in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. See "—Exchange of Global Notes for Certificated Notes." The Notes will be issued at the closing of this offering only against payment in immediately available funds.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream")), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

        The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of beneficial interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the Holder under the indenture. Under the terms of the indenture, the Company, the Guarantors and the trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Guarantors, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the Notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the Notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the

Notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised us that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such Notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we, the trustee or any of our or their agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000, if:

          (1)   DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event we fail to appoint a successor depositary within 90 days;

          (2)   we, at our option but subject to DTC's requirements, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

          (3)   there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

        Beneficial interests in a Global Note may also be exchanged for Certificated Notes in the other limited circumstances permitted by the indenture, including if an affiliate of ours acquires such interests. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note, except in the limited circumstances provided in the indenture.

Same-Day Settlement and Payment

        We will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Certain Definitions

        "Acquired Indebtedness" means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes or is merged with and into a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes or is merged with and into a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

        "Additional Assets" means:

          (1)   any properties or assets to be used by the Company or a Restricted Subsidiary in the Oil and Gas Business;

          (2)   the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

          (3)   Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in the Oil and Gas Business.

        "Adjusted Consolidated Net Tangible Assets" of the Company means (without duplication), as of the date of determination, the remainder of:

          (a)   the sum of:

              (i)  discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by the Company in a reserve report prepared as of the end of the Company's most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from:

              (A)  estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and

              (B)  estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since such year end due to exploration, development or exploitation, production or other activities, which would, in accordance with standard industry practice, cause such revisions (including the impact to proved reserves and future net revenues from estimated development costs incurred and the accretion of discount since such year end), and decreased by, as of the date of determination, the estimated discounted future net revenues from:

              (C)  estimated proved oil and gas reserves produced or disposed of since such year end, and

              (D)  estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and in accordance with SEC guidelines, in the case of clauses (A) through (D) utilizing prices and costs calculated in accordance with SEC guidelines as of such year end; provided, however, that in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company's petroleum engineers;

             (ii)  the capitalized costs that are attributable to Oil and Gas Properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest available annual or quarterly financial statements;

            (iii)  the Net Working Capital of the Company and its Restricted Subsidiaries on a date no earlier than the date of the Company's latest annual or quarterly financial statements; and

            (iv)  the greater of:

              (A)  the net book value of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, and

              (B)  the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company's latest audited financial statements; provided, that, if no such appraisal has been performed the Company shall not be required to obtain such an appraisal and only clause (iv)(A) of this definition shall apply;

  minus

          (b)   the sum of:

              (i)  Minority Interests;

             (ii)  any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest annual or quarterly balance sheet (to the extent not deducted in calculating Net Working Capital of the Company in accordance with clause (a)(iii) above of this definition);

            (iii)  to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing prices and costs calculated in accordance with SEC guidelines as of such year end), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto), other than any such obligation under the Existing Net Profits Plan; and

            (iv)  to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments (other than under the Existing Net Profits Plan) which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Subsidiaries with respect to such Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

        If the Company changes its method of accounting from the successful efforts method of accounting to the full cost or a similar method, "Adjusted Consolidated Net Tangible Assets" will continue to be calculated as if the Company were still using the successful efforts method of accounting.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Asset Disposition" means any direct or indirect sale, lease (including by means of Production Payments and Reserve Sales and a Sale/Leaseback Transaction) (other than an operating lease entered into in the ordinary course of the Oil and Gas Business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of (A) shares of Capital Stock of a Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under the heading "—Certain Covenants—Limitation on Indebtedness and Preferred Stock," and directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (B) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary (excluding any division or line of business the assets of which are owned by an Unrestricted Subsidiary) or (C) any other assets of the Company or any Restricted Subsidiary outside the ordinary course of business of the Company or such Restricted Subsidiary (each referred to for the purposes of this definition as a "disposition"), in each case by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

          (1)   a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

          (2)   a disposition of cash, Cash Equivalents or other financial assets in the ordinary course of business;

          (3)   a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

          (4)   a disposition of damaged, unserviceable, obsolete or worn out equipment or equipment that is no longer necessary for the proper conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

          (5)   transactions in accordance with the covenant described under "—Certain Covenants—Merger and Consolidation";

          (6)   an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

          (7)   the making of a Permitted Investment or a Restricted Payment (or a disposition that would constitute a Restricted Payment but for the exclusions from the definition thereof) permitted by the covenant described under "—Certain Covenants—Limitation on Restricted Payments";

          (8)   an Asset Swap;

          (9)   dispositions of assets with a Fair Market Value of less than $10.0 million in any single transaction or series of related transactions;

          (10) Permitted Liens and dispositions in connection therewith or as a result thereof;

          (11) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

          (12) the licensing or sublicensing of intellectual property (including, without limitation, the licensing of seismic data) or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

          (13) foreclosure on assets;

          (14) any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, shall have been created, Incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

          (15) surrender or waiver of contract rights, oil and gas leases, or the settlement, release or surrender of contract, tort or other claims of any kind;

          (16) the abandonment, farm-out, lease or sublease or other disposition of developed or undeveloped Oil and Gas Properties in the ordinary course of business, including pursuant to any agreement or arrangement described in the definition of Permitted Business Investment; and

          (17) a disposition (whether or not in the ordinary course of business) of any Oil and Gas Property or interest therein to which no proved reserves are attributable at the time of such disposition.

        "Asset Swap" means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any oil or natural gas properties or assets or interests therein between the Company or any of its Restricted Subsidiaries and another Person; provided, that any cash received must be applied in accordance with "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" as if the Asset Swap were an Asset Disposition.

        "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means, as to any Person that is a corporation, the board of directors of such Person or any duly authorized committee thereof or as to any Person that is not a corporation, the board of managers or such other individual or group serving a similar function.

        "Business Day" means each day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York, New York are authorized or required by law to close.

        "Capital Stock" of any Person means any and all shares, units, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

        "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

        "Cash Equivalents" means:

          (1)   securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

          (2)   marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of "A" (or the equivalent thereof) or better from either S&P or Moody's;

          (3)   certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the short-term deposit of which is rated at the time of acquisition thereof at least "A2" or the equivalent thereof by S&P, or "P-2" or the equivalent thereof by Moody's, and having combined capital and surplus in excess of $100.0 million;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

          (5)   commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by S&P or "P-2" or the equivalent thereof by Moody's, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

          (6)   interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

        "Change of Control" means:

          (1)   any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) other than as a result of any merger or consolidation in which the holders of the Voting Stock of the Company immediately prior to such transaction will, immediately after such transaction, hold or own Voting Stock of the surviving or successor entity or any parent thereof representing a majority of the voting power of the Voting Stock of such entity (for the purposes of this clause (1), such person or group shall be deemed to Beneficially Own any Voting Stock of the Company held by a parent entity, if such person or group Beneficially Owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of such parent entity);

          (2)   the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors;

          (3)   the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

          (4)   the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodity Agreements" means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons used, produced, processed or sold by such Person that are customary in the Oil and Gas Business and designed to protect such Person against fluctuation in Hydrocarbon prices.

        "Common Stock" means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated Coverage Ratio" means as of any date of determination, the ratio of (x) the aggregate amount of Consolidated EBITDAX of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

          (1)   if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness and the use of proceeds thereof as if such Indebtedness had been Incurred on the first day of such period and such proceeds had been applied as of such date;

          (2)   if the Company or any Restricted Subsidiary has Incurred, repaid, repurchased, defeased or otherwise discharged any Indebtedness (other than Indebtedness described in clause (1) above) since the beginning of the period, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Incurrence, repayment, repurchase, defeasement or other discharge of Indebtedness as if such Incurrence, repayment, repurchase, defeasement or other discharge had occurred on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving Credit Facility shall be computed based upon the average daily balance of such Indebtedness during such period);

          (3)   if, since the beginning of such period, the Company or any Restricted Subsidiary has made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition, the Consolidated EBITDAX for such period will be reduced by an amount equal to the Consolidated EBITDAX (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDAX (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with or with the proceeds from such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

          (4)   if, since the beginning of such period, the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition (or will have received a contribution) of assets, including any acquisition or contribution of assets occurring in connection with a transaction causing a calculation to be made under the indenture, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition or contribution had occurred on the first day of such period; and

          (5)   if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets had occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company; provided that such officer may in his or her discretion include any reasonably identifiable and factually supportable pro forma changes to Consolidated EBITDAX, including any pro forma expenses and cost reductions, that have occurred or in the judgment of such officer are reasonably expected to occur within 12 months of the date of the applicable transaction (regardless of whether such expense or cost reduction or any other operating improvements could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of such period to the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than 12 months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

        "Consolidated EBITDAX" for any period means, without duplication, the Consolidated Net Income for such period, plus the following, without duplication and to the extent deducted (and not added back) in calculating such Consolidated Net Income:

          (1)   Consolidated Interest Expense;

          (2)   Consolidated Income Tax Expense;

          (3)   consolidated depletion and depreciation expense of the Company and its Restricted Subsidiaries;

          (4)   consolidated amortization expense or asset impairment charges of the Company and its Restricted Subsidiaries;

          (5)   other non-cash charges of the Company and its Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); and

          (6)   consolidated exploration and abandonment expense of the Company and its Restricted Subsidiaries,

if applicable for such period; and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto that were deducted (and not added back) in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments, (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments and (z) other non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDAX in any prior period).

        "Consolidated Income Tax Expense" means, with respect to any period, the provision for federal, state, local and foreign income taxes (including state franchise taxes accounted for as income taxes in accordance with GAAP) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP.

        "Consolidated Interest Expense" means, for any period, the total consolidated interest expense (less interest income) of the Company and its Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense and without duplication:

          (1)   interest expense attributable to Capitalized Lease Obligations;

          (2)   amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

          (3)   non-cash interest expense (to the extent deducted in the calculation of Consolidated Net Income);

          (4)   commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (5)   the interest expense on Indebtedness of another Person that is Guaranteed by the Company or one of its Restricted Subsidiaries or secured by a Lien on assets of the Company or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon;

          (6)   cash costs associated with Interest Rate Agreements (including amortization of fees); provided, however, that if Interest Rate Agreements result in net cash benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

          (7)   the consolidated interest expense of the Company and its Restricted Subsidiaries that was capitalized during such period; and

          (8)   all dividends paid or payable in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of the Company or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company or a Wholly-Owned Subsidiary, minus, to the extent included above, any interest attributable to Dollar- Denominated Production Payments.

        For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in clause (4) of the definition of "Indebtedness," the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (8) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in clause (4) of the definition of "Indebtedness."

        "Consolidated Net Income" means, for any period, the aggregate net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends of such Person; provided, however, that there will not be included (to the extent otherwise included therein) in such Consolidated Net Income:

          (1)   any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

            (a)   subject to the limitations contained in clauses (3) and (4) below, the Company's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

            (b)   the Company's equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary during such period;

          (2)   any net income (but not loss) of any Restricted Subsidiary (other than a Subsidiary Guarantor) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

            (a)   subject to the limitations contained in clauses (3), (4) and (5) below, the Company's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

            (b)   the Company's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

          (3)   any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

          (4)   any extraordinary or nonrecurring gains or losses, together with any related provision for taxes on such gains or losses and all related fees and expenses;

          (5)   the cumulative effect of a change in accounting principles;

          (6)   any "ceiling limitation" or other asset impairment write-downs on Oil and Gas Properties under GAAP or SEC guidelines;

          (7)   any unrealized non-cash gains or losses or charges in respect of Hedging Obligations or obligations under the Existing Net Profits Plan;

          (8)   income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

          (9)   all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness;

          (10) non-cash interest expense attributable to the equity component of debt that is convertible into Capital Stock of the Company, including under ASC Topic 470; and

          (11) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the date of the indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Credit Facility" means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Senior Secured Credit Agreement), indentures or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Secured Credit Agreement or any other credit or other agreement or indenture).

        "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) at the option of the holder of the Capital Stock or upon the happening of any event:

          (1)   matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

          (2)   is convertible or exchangeable for Disqualified Stock or other Indebtedness (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

          (3)   is redeemable at the option of the holder of the Capital Stock in whole or in part (other than, including at the issuer's election, solely in exchange for Capital Stock which is not Disqualified Stock), in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially similar manner to the corresponding definitions in the indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that (i) the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the indenture described under the captions "—Change of Control" and "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and (ii) such repurchase or redemption will be permitted solely to the extent also permitted in accordance with the provisions of the indenture described under the caption "—Certain Covenants—Limitation on Restricted Payments."

        "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means a public or private offering for cash by the Company of Capital Stock (other than Disqualified Stock), other than public offerings registered on Form S-8.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Existing Net Profits Plan" means the Company's legacy Net Profits Interest Bonus Plan in existence as of the Issue Date.

        "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value of an asset or property equal to or in excess of $100.0 million shall be determined by the Board of Directors of the Company acting in good faith, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors delivered to the Trustee, and any lesser Fair Market Value may be determined by an officer of the Company acting in good faith.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time. All ratios and computations based on GAAP contained in the indenture will be computed in conformity with GAAP.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business or any obligation to the extent it is payable only in Capital Stock of the Guarantor that is not Disqualified Stock. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor Subordinated Obligation" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

        "holder" means a Person in whose name a Note is registered on the registrar's books.

        "Hydrocarbons" means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

        "Incur" means issue, create, assume, Guarantee, incur or otherwise become directly or indirectly liable for, contingently or otherwise; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

        "Indebtedness" means,

          (1)   with respect to any Person on any date of determination (without duplication, whether or not contingent):

            (a)   the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

            (b)   the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

            (c)   the principal component of all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and except to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such obligation is satisfied within 30 days of payment on the letter of credit);

            (d)   the principal component of all obligations of such Person (other than obligations payable solely in Capital Stock that is not Disqualified Stock) to pay the deferred and unpaid purchase price of property (except as described in clause (3)(h) of this definition of "Indebtedness"), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto to the extent such obligations would appear as a liabilities upon the consolidated balance sheet of such Person in accordance with GAAP;

            (e)   Capitalized Lease Obligations of such Person to the extent such Capitalized Lease Obligations would appear as liabilities on the consolidated balance sheet of such Person in accordance with GAAP;

            (f)    the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

            (g)   the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (i) the Fair Market Value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Persons;

            (h)   the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

            (i)    to the extent not otherwise included in this definition, net obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);

  provided, however, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, shall not constitute "Indebtedness."

          (2)   The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

          (3)   Notwithstanding the preceding, "Indebtedness" shall not include:

            (a)   Production Payments and Reserve Sales;

            (b)   any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property;

            (c)   any obligations under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that such Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity Agreements are related to business transactions of the Company or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Interest Rate Agreements, such Interest Rate Agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries Incurred without violation of the indenture;

            (d)   any obligation arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, Guarantees, adjustment of purchase price, holdbacks, contingency payment obligations or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that such Indebtedness is not reflected on the face of the balance sheet of the Company or any Restricted Subsidiary;

            (e)   any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of Incurrence;

            (f)    in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business;

            (g)   all contracts and other obligations, agreements, instruments or arrangements described in clauses (19), (20), (21) or (28)(a) of the definition of "Permitted Liens"; and

            (h)   accrued expenses and trade payables and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days past the invoice or billing date or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted.

          (4)   In addition, "Indebtedness" of any Person shall include Indebtedness described in the first paragraph of this definition of "Indebtedness" that would not appear as a liability on the balance sheet of such Person if:

            (a)   such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a "Joint Venture");

            (b)   such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture or otherwise liable for all or a portion of the Joint Venture's liabilities (a "General Partner"); and

            (c)   there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

                (i)  the lesser of (A) the net assets of the General Partner and (B) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

               (ii)  if less than the amount determined pursuant to clause (i) immediately above, the actual amount of such Indebtedness that is with recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent actually paid by such Person and its Restricted Subsidiaries.

          (5)   For the avoidance of doubt, the Company's Senior Notes constitute Indebtedness and do not constitute Subordinated Obligations.

        "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

        "Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit and advances or extensions of credit to customers in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments (excluding any interest in an oil or natural gas leasehold to the extent constituting a security under applicable law) issued by, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

          (1)   Hedging Obligations entered into in the ordinary course of business and in compliance with the indenture;

          (2)   endorsements of negotiable instruments and documents in the ordinary course of business; and

          (3)   an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

        The amount of any Investment shall not be adjusted for increases or decreases in value, write-ups, write-downs or write-offs with respect to such Investment.

        For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments,"

          (1)   "Investment" will include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

            (a)   the Company's "Investment" in such Subsidiary at the time of such redesignation less,

            (b)   the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

          (2)   any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.

        "Investment Grade Rating" means a rating equal to or higher than:

          (1)   Baa3 (or the equivalent) by Moody's; and

          (2)   BBB– (or the equivalent) by S&P,

or, if either such Rating Agency ceases to make a rating on the Notes publicly available for reasons outside of the Company's control, the equivalent investment grade credit rating from any other Rating Agency.

        "Investment Grade Rating Event" means the first day on which the Notes have an Investment Grade Rating from each Rating Agency, and no Default has occurred and is then continuing under the indenture.

        "Issue Date" means the first date on which the Notes are issued under the indenture.

        "Lien" means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Minority Interest" means the percentage interest represented by any class of Capital Stock of a Restricted Subsidiary that are not owned by the Company or a Restricted Subsidiary.

        "Moody's" means Moody's Investors Service, Inc., or any successor to the rating agency business thereof.

        "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

          (1)   all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

          (2)   all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

          (3)   all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or to holders of royalty or similar interests or interests under the Existing Net Profits Plan as a result of such Asset Disposition;

          (4)   the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

          (5)   all relocation expenses incurred as a result thereof and all related severance and associated costs, expenses and charges of personnel related to assets and related operations disposed of;

provided, however, that if any consideration for an Asset Disposition (that would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether or not a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to the Company or any of its Restricted Subsidiaries from escrow.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock or any contribution to equity capital, means the cash proceeds of such issuance, sale or contribution net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

        "Net Working Capital" means (a) all current assets of the Company and its Restricted Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, less (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities (i) associated with asset retirement obligations relating to Oil and Gas Properties, (ii) included in Indebtedness and (iii) any current liabilities from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness of a Person:

          (1)   as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

          (2)   no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3)   the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

        "Non-Recourse Purchase Money Indebtedness" means Indebtedness (other than Capitalized Lease Obligations) of the Company or any Restricted Subsidiary Incurred in connection with the acquisition by the Company or such Restricted Subsidiary in the ordinary course of business of fixed assets used in the Oil and Gas Business (including office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations) with respect to which (a) the holders of such Indebtedness agree that they will look solely to the fixed assets so acquired which secure such Indebtedness, and neither the Company nor any Restricted Subsidiary (i) is directly or indirectly liable for such Indebtedness or (ii) provides credit support, including any undertaking, Guarantee, agreement or instrument that would constitute Indebtedness (other than the grant of a Lien on such acquired fixed assets), and (b) no default or event of default with respect to such Indebtedness would cause, or permit (after notice or passage of time or otherwise), any holder of any other Indebtedness of the Company or a Restricted Subsidiary to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity.

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

        "Officers' Certificate" means a certificate signed by two Officers of the Company.

        "Oil and Gas Business" means:

          (1)   the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, liquefied natural gas and other Hydrocarbon, mineral and renewable energy properties or products produced in association with any of the foregoing;

          (2)   the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and the marketing of oil, natural gas, other Hydrocarbons, minerals and renewable energy obtained from unrelated Persons;

          (3)   any other related energy business, including power generation and electrical transmission business, directly or indirectly, from oil, natural gas and other Hydrocarbons, minerals and renewable energy produced substantially from properties in which the Company or its Restricted Subsidiaries, directly or indirectly, participate;

          (4)   any business relating to oil field sales and service or drilling rigs; and

          (5)   any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (1) through (4) of this definition.

        "Oil and Gas Properties" means all properties, including equity or other ownership interests therein, owned by a Person which contain or are believed to contain oil and gas reserves.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee or, where applicable, to any Person who is to receive such opinion pursuant to the indenture. The counsel may be an employee of or counsel to the Company or the Trustee or any Person who is required to deliver such opinion pursuant to the indenture.

        "Pari Passu Indebtedness" means any Indebtedness of the Company or any Subsidiary Guarantor that ranks equally in right of payment to the Notes or the Subsidiary Guarantees, as the case may be.

        "Permitted Acquisition Indebtedness" means Indebtedness (including Disqualified Stock) of the Company or any of the Restricted Subsidiaries to the extent such Indebtedness was Indebtedness:

          (1)   of an acquired Person prior to the date on which such Person became a Restricted Subsidiary as a result of having been acquired and not incurred in contemplation of such acquisition; or

          (2)   of a Person that was merged, consolidated or amalgamated with or into the Company or a Restricted Subsidiary that was not incurred in contemplation of such merger, consolidation or amalgamation, provided that on the date such Person became a Restricted Subsidiary or the date such Person was merged, consolidated and amalgamated with or into the Company or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto,

          (a)   the Restricted Subsidiary or the Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test described under "—Certain Covenants—Limitation on Indebtedness and Preferred Stock," or

          (b)   the Consolidated Coverage Ratio for the Company would be greater than the Consolidated Coverage Ratio for the Company immediately prior to such transaction.

        "Permitted Business Investment" means any Investment made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting oil, natural gas or other Hydrocarbons and minerals through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties including:

          (1)   ownership interests in oil, natural gas, other Hydrocarbons and minerals properties, liquefied natural gas facilities, processing facilities, gathering systems, pipelines, storage facilities or related systems or ancillary real property interests;

          (2)   Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil, natural gas, other Hydrocarbons and minerals, production sharing agreements, participation agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements (including for limited liability companies) with third parties; and

          (3)   direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

          (1)   the Company, a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary;

          (2)   another Person if as a result of such Investment such other Person becomes a Restricted Subsidiary or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

          (3)   cash and Cash Equivalents;

          (4)   receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5)   payroll, commission, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6)   loans or advances to employees (other than executive officers) made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

          (7)   Capital Stock, obligations or securities received in settlement of debts (x) created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or (y) pursuant to any plan of reorganization or similar arrangement in a bankruptcy or insolvency proceeding;

          (8)   any Person as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with the covenant described under "Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock";

          (9)   Commodity Agreements, Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with "—Certain Covenants—Limitation on Indebtedness and Preferred Stock";

          (10) Guarantees issued in accordance with the covenant described under "—Certain Covenants—Limitation on Indebtedness and Preferred Stock";

          (11) Permitted Business Investments;

          (12) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (13) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

          (14) Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses, concessions or operating leases related to the Oil and Gas Business;

          (15) Investments in the Notes;

          (16) Investments in existence on the Issue Date; and

          (17) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (17), in an aggregate amount outstanding at the time of such Investment not to exceed the greater of $50.0 million and 1.0% of the Company's Adjusted Consolidated Net Tangible Assets (with the Fair Market Value of such Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value).

        "Permitted Liens" means, with respect to any Person:

          (1)   Liens securing Indebtedness under a Credit Facility permitted to be Incurred under the indenture;

          (2)   pledges or deposits by such Person under workers' compensation laws, unemployment insurance laws, social security or old age pension laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits (which may be secured by a Lien) to secure public or statutory obligations of such Person including letters of credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, natural gas, other hydrocarbons and minerals on state, federal or foreign lands or waters), or deposits of cash or United States government bonds to secure indemnity performance, surety or appeal bonds or other similar bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (3)   statutory and contractual Liens of landlords and Liens imposed by law, including carriers', warehousemen's, mechanics', materialmen's and repairmen's Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

          (4)   Liens for taxes, assessments or other governmental charges or claims not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves, if any, required pursuant to GAAP have been made in respect thereof;

          (5)   Liens in favor of issuers of surety or performance bonds or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

          (6)   survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of the assets of such Person and its Restricted Subsidiaries, taken as a whole, or materially impair their use in the operation of the business of such Person;

          (7)   Liens securing Hedging Obligations;

          (8)   leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (9)   prejudgment Liens and judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

          (10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business; provided that:

            (a)   the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the indenture and does not exceed the cost of the assets or property so acquired or constructed; and

            (b)   such Liens are created within 180 days following the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

          (11) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

            (a)   such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

            (b)   such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

          (12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

          (13) Liens existing on the Issue Date;

          (14) Liens on property or shares of Capital Stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary (other than assets or property affixed or appurtenant thereto);

          (15) Liens on property at the time the Company or any of its Subsidiaries acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Subsidiaries; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than assets or property affixed or appurtenant thereto);

          (16) Liens securing the Notes, Subsidiary Guarantees and other obligations under the indenture;

          (17) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder;

          (18) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease; provided that such Liens do not extend to any property or asset that is not leased property subject to such Capitalized Lease Obligation or operating lease;

          (19) Liens in respect of Production Payments and Reserve Sales, which Liens shall be limited to the property that is the subject of such Production Payments and Reserve Sales;

          (20) Liens arising under farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

          (21) Liens on pipelines or pipeline facilities that arise by operation of law;

          (22) Liens in favor of the Company or any Subsidiary Guarantor;

          (23) deposits made in the ordinary course of business to secure liability to insurance carriers;

          (24) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

          (25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under the covenant described under "—Certain Covenants—Limitation on Indebtedness and Preferred Stock"; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

          (26) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

          (27) any (a) interest or title of a lessor or sublessor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases; (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics' liens, tax liens, and easements); or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

          (28) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (29) Liens arising under the indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the indenture, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

          (30) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments";

          (31) Liens in favor of collecting or payer banks having a right of setoff, revocation, or charge back with respect to money or instruments of the Company or any Subsidiary of the Company on deposit with or in possession of such bank; and

          (32) Liens securing Indebtedness in an aggregate principal amount outstanding at any one time, added together with all other Indebtedness secured by Liens Incurred pursuant to this clause (32), not to exceed the greater of $50.0 million and 1.0% of the Company's Adjusted Consolidated Net Tangible Assets, as determined on the date of Incurrence of such Indebtedness after giving pro forma effect to such Incurrence and the application of the proceeds therefrom.

        In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Production Payments and Reserve Sales" means the grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Company or a Restricted Subsidiary.

        "Rating Agency" means each of S&P and Moody's, or if S&P or Moody's or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for S&P or Moody's, or both, as the case may be.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay, extend, prepay, redeem or retire (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance" and "refinances" and "refinanced" shall have correlative meanings) any Indebtedness (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances

Indebtedness of another Restricted Subsidiary, but excluding Indebtedness of a Subsidiary that is not a Restricted Subsidiary that refinances Indebtedness of the Company or a Restricted Subsidiary), including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

          (1)   (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

          (2)   the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

          (3)   such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest, premiums or defeasance costs required by the instruments governing such existing Indebtedness and fees and expenses Incurred in connection therewith);

          (4)   if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being refinanced; and

          (5)   if the Indebtedness being refinanced is Non-Recourse Purchase Money Indebtedness or Indebtedness that refinanced Non-Recourse Purchase Money Indebtedness, such Refinancing Indebtedness satisfies clauses (a) and (b) of the definition of "Non-Recourse Purchase Money Indebtedness."

        "Reporting Failure" means the failure of the Company to make available or otherwise deliver to the Trustee and each holder of Notes, within the time periods specified in "—Certain Covenants—Provision of Financial Information" (after giving effect to any grace period specified under Rule 12b-25 under the Exchange Act), the periodic reports, information, documents or other reports which the Company may be required to provide pursuant to such provision.

        "Restricted Investment" means any Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "S&P" means S&P Global Ratings, a division of S&P Global, Inc., or any successor to the rating agency business thereof.

        "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "SEC" means the United States Securities and Exchange Commission as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the indenture such Commission is not existing and performing duties now assigned to it under the Securities Act and the Exchange Act, then the body performing such duties at such time.

        "Senior Secured Credit Agreement" means the Fifth Amended and Restated Credit Agreement, dated as of April 12, 2013, among the Company, as Borrower, Wells Fargo Bank, N.A., as Administrative Agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, Barclays Bank PLC, BBVA Compass, Comerica Bank, and Royal Bank of Canada, as Co- Documentation Agents, and the lenders parties thereto from time to time, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under "—Certain Covenants—Limitation on Indebtedness and Preferred Stock" above).

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the Notes pursuant to a written agreement.

        "Subsidiary" of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary (other than in this definition) will refer to a Subsidiary of the Company.

        "Subsidiary Guarantee" means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of the indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

        "Subsidiary Guarantors" means any Subsidiary of the Company that is a guarantor of the Notes, including any Person that is required after the Issue Date to guarantee the Notes pursuant to the covenant described under "—Certain Covenants—Future Subsidiary Guarantors," in each case until a successor replaces such Person pursuant to the applicable provisions of the indenture and, thereafter, means such successor.

        "Unrestricted Subsidiary" means:

          (1)   any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

          (A)  such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

          (B)  all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

          (C)  on the date of such designation, such designation and the Investment of the Company or a Restricted Subsidiary in such Subsidiary complies with the covenant described under "—Certain Covenants—Limitation on Restricted Payments";

          (D)  such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

              (i)  to subscribe for additional Capital Stock of such Person; or

             (ii)  to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (E)  on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company or such Restricted Subsidiary than those that might have been obtained from Persons who are not Affiliates of the Company.

        Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph of the covenant described under "—Certain Covenants—Limitation on Indebtedness and Preferred Stock" on a pro forma basis taking into account such designation.

        "U.S. Government Obligations" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the

U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

        "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

        "Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of members of such entity's Board of Directors.

        "Wholly-Owned Subsidiary" means a Restricted Subsidiary, all of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

        "2019 Notes" means the Company's $350.0 million in aggregate principal amount of 6.625% Senior Notes, which were issued pursuant to an indenture between the Company and the Trustee dated as of February 7, 2011 and mature on February 15, 2019 and were redeemd by the Company on June 22, 2015.

        "2019 Notes Issue Date" means February 7, 2011, the initial date of issuance of the 2019 Notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes material U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Treasury regulations promulgated and proposed thereunder, judicial authority and administrative interpretations, each as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities, subsequent to the date of this prospectus supplement or retroactively applied, may cause the U.S. federal income tax consequences to vary substantially from the consequences described below. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes. Any challenge by the IRS may materially and adversely impact the market for the notes, if one exists, and the value of the notes.

        This discussion is limited to initial holders who purchase the notes in this offering for cash at a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the tax considerations arising under U.S. federal estate or U.S. federal gift tax laws or under the laws of any non-U.S., state, local or other jurisdiction or any tax treaties. In addition, this discussion does not address all U.S. federal income tax considerations that may be important to a holder of the notes in light of the holder's circumstances, or to certain categories of holders that may be subject to special rules, such as:

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  governmental bodies or agencies or instrumentalities thereof;

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  holders subject to the alternative minimum tax;

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  entities that are exempt from U.S. federal income tax;

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  dealers in securities or currencies;

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  traders in securities that elect to use a mark-to-market method of tax accounting for their securities;

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  persons that are partnerships or other pass-through entities or holders of interests therein;

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  U.S. expatriates and certain former citizens or long-term residents of the United States;

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  United States holders (as defined below) whose functional currency is not the U.S. dollar;

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  passive foreign investment companies and controlled foreign corporations;

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  foreign entities treated as domestic corporations for U.S. federal tax purposes;

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  qualified foreign pension funds;

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  common trust funds;

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  banks, thrifts, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions; or

  •
  persons who hold the notes as a position in a hedging, conversion or constructive sale transaction or a straddle or other risk reduction transaction or as a "synthetic security" or in an integrated transaction.

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal tax purposes) holds the notes, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership, among other things. If you are a partner of a partnership considering the purchase of the notes, you are urged to consult your own tax advisor.

        We urge you to consult your own tax advisor concerning the application of the U.S. federal income tax laws to your particular situation as well as the any tax consequences to you of the purchase, ownership or disposition of the notes, as well as any consequences under the U.S. federal estate or U.S. federal gift tax laws or under the laws of any state, local or non-U.S. jurisdiction or under any applicable tax treaty.

Contingent Payment Debt Instruments

        In certain circumstances we may be obligated to pay additional amounts on the notes in excess of stated interest or principal on the notes (see "Description of Notes—Optional Redemption" and "Description of Notes—Change of Control"). We intend to take the position that, as of the initial issue date for the notes, the likelihood that we will pay these additional amounts is remote or these additional amounts are incidental. Therefore, we do not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as contingent payment debt instruments for U.S. federal income tax purposes. However, additional income will be recognized if any such additional payment is made. Our determination that the likelihood that we will pay these additional amounts is remote or that these additional amounts are incidental is binding on all holders of the notes unless they disclose their contrary position to the IRS in the manner required by applicable Treasury regulations. However, our determination is not binding on the IRS. It is possible that the IRS may take a different position, in which case a holder might be required to accrue interest income at a higher rate than the stated interest rate on the notes and to treat as ordinary interest income any of the gain realized on the taxable disposition (including redemption or retirement) of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You should consult your own tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.

Material U.S. Federal Income Tax Consequences to United States Holders

        You are a "United States holder" for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

  •
  an individual who is a U.S. citizen or U.S. resident alien;

  •
  a corporation (or other entity taxable as a corporation) that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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  a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more "United States persons", as defined in the Code, have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a "United States person", as defined in the Code.

Interest on the Notes

        Interest on a note generally will be taxable to you as ordinary income at the time the interest is received or accrued, in accordance with your regular method of accounting for U.S. federal income tax purposes. Thus, if you utilize the accrual method of accounting, interest on the notes will be taxable to you as it accrues. If you utilize the cash method of accounting, interest will be taxable to you when it is received, or made available for receipt, by you.

Sale, Exchange or Redemption of the Notes

        You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. This gain or loss will equal the difference between the proceeds you receive on the sale, redemption, exchange, retirement or other disposition (excluding any amount attributable to accrued but unpaid interest, which is taxable as ordinary interest income to the extent you have not previously included the accrued interest in income) and your adjusted tax basis in the note. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. Your initial adjusted tax basis in a note generally will equal the amount you paid for the note. The gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other disposition. Long-term capital gains of individuals, estates and trusts currently are eligible for reduced rates of U.S. federal income tax. Long-term capital gains of corporations are not subject to reduced U.S. federal income tax rates and are subject to U.S. federal income tax at the same rate as the corporation's ordinary income. The deductibility of capital losses may be subject to limitation.

Information Reporting and Backup Withholding

        Information reporting requirements generally will apply to payments of interest on, and the proceeds of the sale or other disposition (including a redemption, exchange or retirement) of, notes held by you, unless, in each case, you are a recipient that is exempt from such information reporting (such as a corporation) and, if required, certify as to that status. Backup withholding will apply to such payments unless you provide the appropriate intermediary with a correct taxpayer identification number (which, if you are an individual, would generally be your Social Security Number), certified under penalties of perjury, as well as certain other information, or you otherwise comply with applicable requirements of the backup withholding rules or establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be allowed as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information to the IRS. You should consult your tax advisor regarding the application of backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Surtax on Unearned Income

        An additional Unearned Income Medicare Contribution surtax of 3.8% is imposed upon the "net investment income" of certain United States citizens and resident aliens and on the undistributed "net investment income" of certain estates and trusts. Among other items, "net investment income" generally includes interest and certain net gain from the disposition of property, such as the notes, less certain deductions. The surtax only applies if the adjusted gross income of the taxpayer exceeds certain threshold amounts. You should consult your tax advisor with respect to the tax consequences of the Unearned Income Medicare Contribution surtax.

Material U.S. Federal Income Tax Consequences to Non-United States Holders

        You are a "non-United States holder" for purposes of this discussion if you are a beneficial owner of a note that is an individual, corporation, estate or trust and that is not a United States holder.

Interest on the Notes

        Subject to the discussion of backup withholding and other withholding requirements below, payments to you of interest on the notes generally will not be subject to U.S. federal income tax or withholding of U.S. federal income tax if you properly certify as to your foreign status as described below, and:

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  you do not actually or constructively own, for U.S. federal income tax purposes, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

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  you are not a "controlled foreign corporation" for U.S. federal income tax purposes that is related to us (actually or constructively);

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  you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

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  interest on the notes is not effectively connected with your conduct of a trade or business within the United States.

        The exemption from taxation and withholding described above and several of the special rules for non-United States holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet the certification requirement by providing a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or appropriate substitute or successor form) to us or the applicable withholding agent. Other methods might be available to satisfy the certification requirements described above, depending on your particular circumstances. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to the applicable withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

        If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless (i) you are a qualified resident of a country with which the United States has an income tax treaty and you provide the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or appropriate substitute or successor form) claiming an exemption from (or a reduction of) withholding under such tax treaty (in which case, you generally will be required to provide a U.S. taxpayer identification number) or (ii) the payments of interest are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by you in the United States) and you meet the certification requirements described below. See "—Income or Gain Effectively Connected with a U.S. Trade or Business."

        The certifications described above and below must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. If you do not timely provide the applicable withholding agent with the required certification, but you qualify for a reduced rate under an applicable income tax treaty, you may obtain a refund of any excess amounts withheld if you timely provide the required information to the IRS.

Sale or Other Taxable Disposition of Notes

        Subject to the discussion of backup withholding and other withholding requirements below, as a non-United States holder, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note (except to the extent such amount is attributable to accrued interest, which would be treated as described elsewhere in this discussion) unless:

  •
  the gain is effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by you in the United States); or

  •
  if you are an individual, you are present in the United States for 183 days or more in the taxable year of such disposition, and certain other requirements are met.

        If you are described in the first bullet above, you generally will be subject to U.S. federal income tax as described in "—Income or Gain Effectively Connected with a U.S. Trade or Business" below. If you are described in the second bullet above, except as otherwise provided under an applicable income tax treaty, you will generally be subject to U.S. federal income tax at a flat rate of 30% on any gain derived from the sale, exchange or other taxable disposition that may be offset by U.S. source capital losses (even though you are not considered a resident of the United States).

Income or Gain Effectively Connected with a U.S. Trade or Business

        If any interest on the notes or gain from the sale, redemption, exchange or other taxable disposition of the notes is effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by you in the United States), then the interest or gain generally will be subject to U.S. federal income tax at regular graduated income tax rates in generally the same manner as if you were a United States holder unless an applicable income tax treaty provides for an exemption. If you are a corporation, that portion of your earnings and profits that is effectively connected with your trade or business within the United States (and, in the case of an applicable tax treaty, is attributable to your permanent establishment in the United States) also may be subject to a "branch profits tax" at a 30% rate, unless you are a qualified resident of a country with which the United States has an income tax treaty, in which case such income tax treaty may provide for a lower rate. Even though, absent treaty relief, effectively connected interest is subject to U.S. federal income tax, and may be subject to the branch profits tax, it is generally not subject to withholding tax if the non-United States holder provides to the applicable withholding agent a properly completed and executed IRS Form W-8ECI (or appropriate substitute or successor form), or IRS Form W-8BEN or W-8BEN-E, as appropriate (or appropriate substitute or successor form) claiming exemption under an applicable income tax treaty.

Information Reporting and Backup Withholding

        You may be subject to information reporting and backup withholding with respect to any payments to you of interest on the notes and the proceeds from dispositions of the notes, unless you comply with certain reporting procedures (usually satisfied by providing the appropriate form from the IRS Form W-8 series) or otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding with respect to the payment of proceeds from the disposition of notes will apply as follows:

  •
  If the proceeds are paid to or through the U.S. office of a broker (U.S. or foreign), they generally will be subject to backup withholding and information reporting, unless you certify that you are not a U.S. person under penalties of perjury (usually on the appropriate form from the IRS Form W-8 series) or otherwise establish an exemption;

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  If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections, they will not be subject to backup withholding or information reporting; or

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a foreign person with certain specified U.S. connections, they generally will be subject to information reporting (but not backup withholding), unless you certify that you are not a U.S. person under penalties of perjury (usually on the appropriate form from the IRS Form W-8 series) or otherwise establish an exemption.

        In addition, the amount of any interest paid to you and the amount of tax, if any, withheld from such payment generally must be reported annually to you and the IRS. The IRS may make such information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which you reside. Any amounts withheld under the backup withholding rules are treated as a credit against your actual U.S. federal income tax liability and any amounts withheld in excess of your actual U.S. federal income tax liability will be allowed as a refund provided the required information is timely furnished by you to the IRS. Non-United States holders should consult their tax advisors regarding the filing of a U.S. tax return for claiming a refund of such backup withholding.

Foreign Account Tax Compliance Act

        Withholding at a rate of 30% will be required on interest on the notes and, after December 31, 2018, withholding at a rate of 30% will be required on gross proceeds from the sale, exchange or other taxable disposition of, the notes held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the U.S. Treasury Department to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations, may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, interest on the notes and, after December 31, 2018, gross proceeds from the sale, exchange or other taxable disposition of, the notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners." Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in the notes.

        THE PRECEDING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

 CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-United States or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan").

General Fiduciary Matters

        ERISA, the Code and Similar Laws may impose certain duties on persons who are fiduciaries and other interested parties of a Plan and may prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Plan or the management or disposition of the assets of a Plan, or who renders investment advice for a fee or other compensation to a Plan, is generally considered to be a fiduciary of the Plan.

        In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we, an underwriter, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of a Note, each purchaser and subsequent transferee of a Note will be deemed to have represented and warranted (in both an individual and representative capacity, if any) that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes. Further, this prospectus contains no recommendation as to the suitability of the notes (or an interest therein) as an investment by any Plan under ERISA and any Similar Laws.

UNDERWRITING

        Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC
J.P. Morgan Securities LLC
Barclays Capital Inc.
BBVA Securities Inc.
RBC Capital Markets, LLC
Comerica Securities, Inc.
BOK Financial Securities, Inc.
Capital One Securities, Inc.
Deutsche Bank Securities Inc.
KeyBanc Capital Markets Inc.
Santander Investment Securities Inc.
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
Goldman, Sachs & Co.
Tudor, Pickering, Holt & Co. Securities, Inc.

Total	$500,000,000

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters may offer and sell the notes through their affiliates.

Commissions and Discounts

        The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of      % of the principal amount of the

notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

        The expenses of the offering, not including the underwriting discount, are estimated at $0.5 million and are payable by us.

New Issue of Notes

        The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

        We have agreed that we will not, for a period of 30 days after the date of this offering memorandum, without first obtaining the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

        In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Affiliates of certain of the underwriters are lenders under our Credit Agreement, and an affiliate of Wells Fargo Securities, LLC, one of the underwriters, serves as the administrative agent under our Credit Agreement. An affiliate of U.S. Bancorp Investments, Inc., one of the underwriters, is the trustee under the indenture.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain of the underwriters or their affiliates that have a lending relationship may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

        In relation to each member state of the European Economic Area, no offer of notes which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

  A.
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  B.
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

  C.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) to (c) above shall result in a requirement for the Company or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        This prospectus has been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the Representatives have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the Representatives to publish a prospectus for such offer.

        For the purpose of this provision, the expression an "offer of notes to the public" in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive"

means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in the each Member State.

        The above selling restriction is in addition to any other selling restriction set out below.

Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

        This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Japan

        The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the notes may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

        The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Canada

        The notes may be sold only to purchasers in the provinces of Alberta, British Columbia, New Brunswick, Nova Scotia, Ontario, Prince Edward Island and Quebec purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

        Certain legal matters in connection with the notes will be passed upon by Holland & Hart LLP, Denver, Colorado, and by Mayer Brown LLP, New York, New York, as our counsel. Certain legal matters will be passed upon for the underwriters by Baker Botts L.L.P., Dallas, Texas.

EXPERTS

        The consolidated financial statements of SM Energy Company and subsidiaries as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, appearing in SM Energy Company's Annual Report (Form 10-K) for the year ended December 31, 2015, and the effectiveness of SM Energy Company's internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and SM Energy Company management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        Certain information with respect to our proved oil and gas reserves referred to and incorporated by reference herein is based in part upon the audit of our proved reserve estimates by Ryder Scott Company, L.P., a firm of independent petroleum engineers. Such information is included and incorporated herein in reliance on the authority of such firms as experts in petroleum engineering.

 GLOSSARY OF OIL AND NATURAL GAS TERMS

        The oil and natural gas terms defined in this section are used in this prospectus supplement. The definitions of the terms field and proved reserves have been abbreviated from the respective definitions under Rule 4-10(a) of Regulation S-X promulgated by the SEC. The entire definitions of those terms under Rule 4-10(a) of Regulation S-X can be located through the SEC's website at www.sec.gov.

        Bbl.    One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

        Bcf.    Billion cubic feet, used in reference to natural gas.

        BOE.    Barrels of oil equivalent. Oil equivalents are determined using the ratio of six Mcf of natural gas to one Bbl of oil or NGLs.

        BTU.    One British thermal unit, the quantity of heat required to raise the temperature of a one-pound mass of water by one degree Fahrenheit.

        Field.    An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature or stratigraphic condition.

        MBOE.    One thousand barrels of oil equivalent.

        Mcf.    One thousand cubic feet, used in reference to natural gas.

        MMBbl.    One million barrels of oil or other liquid hydrocarbons.

        NGLs.    The combination of ethane, propane, butane, and natural gasolines that when removed from natural gas become liquid under various levels of higher pressure and lower temperature.

        Proved reserves.    Those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined, and the price to be used is the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

        PV-10.    The present value of estimated future gross revenue to be generated from the production of estimated net proved reserves, net of estimated production and future development costs, based on prices used in estimating the proved reserves and costs in effect as of the date indicated (unless such costs are subject to change pursuant to contractual provisions), without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expenses, or depreciation, depletion, and amortization, discounted using an annual discount rate of ten percent. While this measure does not include the effect of income taxes as it would in the use of the standardized measure of discounted future net cash flows calculation, it does provide an indicative representation of the relative value of the Company on a comparative basis to other companies and from period to period.

        Standardized measure of discounted future net cash flows.    The discounted future net cash flows relating to proved reserves based on prices used in estimating the reserves, year-end costs, and statutory tax rates, and a ten percent annual discount rate. The information for this calculation is included in the note regarding disclosures about oil and gas producing activities contained in the Notes to Consolidated Financial Statements incorporated by reference in this prospectus supplement.

PROSPECTUS

SM ENERGY COMPANY

COMMON STOCK AND
DEBT SECURITIES

        By this prospectus, SM Energy Company may offer, from time to time, its common stock and debt securities. We will provide the specific terms of any securities to be offered in a supplement to this prospectus, which may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before investing.

        Our common stock, par value $0.01 per share, is listed on the New York Stock Exchange under the trading symbol "SM." Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

        Investing in securities involves risks. You should carefully read the risk factors included in the applicable prospectus supplement and in our periodic reports and other information filed with the Securities and Exchange Commission before investing in our securities. See "Risk Factors" beginning on page 4 of this prospectus for information on certain risks related to the purchase of our securities.

        We may offer and sell these securities from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. We may offer and sell these securities through agents, through underwriters or dealers or directly to one or more purchasers, including existing shareholders. This prospectus provides you with a general description of these securities and the general manner in which we will offer the securities. Each time securities are offered, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus may not be used to consummate sales of our securities unless it is accompanied by the applicable prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 8, 2016.

ABOUT THIS PROSPECTUS

        This prospectus is part of an "automatic shelf" registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") as a "well-known seasoned issuer" as defined under the Securities Act of 1933, as amended (the "Securities Act"). Under the shelf registration process, we may, from time to time, offer and sell in one or more offerings, the securities described in this prospectus.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell offered securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may include additional risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement and the documents incorporated by reference herein and therein carefully before making your investment decision. You should also read the documents we have referred you to under "Where You Can Find More Information" herein for information about us, including our financial statements.

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

        Unless the context otherwise indicates, the terms "SM Energy," "the Company," "we," "us" and "our" in this prospectus mean SM Energy Company, a Delaware corporation, and its subsidiaries.

SM ENERGY COMPANY

        We are an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids (also respectively referred to as "oil," "gas," and "NGLs," respectively, throughout the document) in onshore North America. Our common stock trades on the New York Stock Exchange (the "NYSE") under the ticker symbol "SM."

        Our principal offices are located at 1775 Sherman Street, Suite 1200, Denver, Colorado 80203, and our telephone number is (303) 861-8140.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). All statements, other than statements of historical facts, included in this prospectus that address activities, events, or developments with respect to our financial condition, results of operations, or economic performance that we expect, believe, or anticipate will or may occur in the future, or that address plans and objectives of management for future operations, are forward-looking statements. The words "anticipate," "assume," "believe," "budget," "estimate," "expect," "forecast," "intend," "plan," "project," "will," and similar expressions are intended to identify forward-looking statements. Forward-looking statements appear throughout this prospectus, and include statements about such matters as:

  •
  the amount and nature of future capital expenditures and the availability of liquidity and capital resources to fund capital expenditures;

  •
  our ability to consummate acquisitions and the successful integration and future performance of such assets;

  •
  our outlook on future oil, gas, and NGL prices, well costs, and service costs;

  •
  the drilling of wells and other exploration and development activities and plans, as well as possible acquisitions;

  •
  the possible divestiture or farm-down of, or joint venture relating to, certain properties;

  •
  proved reserve estimates and the estimates of both future net revenues and the present value of future net revenues associated with those proved reserve estimates;

  •
  future oil, gas, and NGL production estimates;

  •
  cash flows, anticipated liquidity, and the future repayment of debt;

  •
  business strategies and other plans and objectives for future operations, including plans for expansion and growth of operations or to defer capital investment, and our outlook on our future financial condition or results of operations; and

  •
  other similar matters such as those discussed in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (our "2015 Form 10-K").

        Our forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments, and other factors that we believe are appropriate under the circumstances. These statements are subject to a number of known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from any future results or performance expressed or implied by the forward-looking statements. Some of these risks are described in the Risk Factors section in Part I, Item 1A of our 2015 Form 10-K, and include such factors as:

  •
  the volatility of oil, gas, and NGL prices, and the effect it may have on our profitability, financial condition, cash flows, access to capital, and ability to grow production volumes and/or proved reserves;

  •
  weakness in economic conditions and uncertainty in financial markets;

  •
  our ability to replace reserves in order to sustain production, including our ability to consummate acquisitions and the successful integration and future performance of such assets;

  •
  our ability to raise the substantial amount of capital required to develop and/or replace our reserves;

  •
  our ability to compete against competitors that have greater financial, technical, and human resources;

  •
  our ability to attract and retain key personnel;

  •
  the imprecise estimations of our actual quantities and present value of proved oil, gas, and NGL reserves;

  •
  the uncertainty in evaluating recoverable reserves and estimating expected benefits or liabilities;

  •
  the possibility that exploration and development drilling may not result in commercially producible reserves;

  •
  our limited control over activities on outside-operated properties;

  •
  our reliance on the skill and expertise of third-party service providers on our operated properties;

  •
  the possibility that title to properties in which we have an interest may be defective;

  •
  the possibility that our planned drilling in existing or emerging resource plays using some of the latest available horizontal drilling and completion techniques is subject to drilling and completion risks and may not meet our expectations for reserves or production;

  •
  the uncertainties associated with acquisitions, divestitures, joint ventures, farm-downs, farm-outs and similar transactions with respect to certain assets, including whether such transactions will be consummated or completed in the form or timing and for the value that we anticipate;

  •
  the uncertainties associated with enhanced recovery methods;

  •
  our commodity derivative contracts may result in financial losses or may limit the prices we receive for oil, gas, and NGL sales;

  •
  the inability of one or more of our service providers, customers, or contractual counterparties to meet their obligations;

  •
  our ability to deliver necessary quantities of natural gas or crude oil to contractual counterparties;

  •
  price declines or unsuccessful exploration efforts resulting in write-downs of our asset carrying values;

  •
  the impact that lower oil, gas, or NGL prices could have on the amount we are able to borrow under our credit agreement;

  •
  the possibility our amount of debt may limit our ability to obtain financing for acquisitions, make us more vulnerable to adverse economic conditions, and make it more difficult for us to make payments on our debt;

  •
  the possibility that covenants in our debt agreements may limit our discretion in the operation of our business, prohibit us from engaging in beneficial transactions, or lead to the accelerated payment of our debt;

  •
  operating and environmental risks and hazards that could result in substantial losses;

  •
  the impact of seasonal weather conditions and lease stipulations on our ability to conduct drilling activities;

  •
  our ability to acquire adequate supplies of water and dispose of or recycle water we use at a reasonable cost in accordance with environmental and other applicable rules;

  •
  complex laws and regulations, including environmental regulations, that result in substantial costs and other risks;

  •
  the availability and capacity of gathering, transportation, processing, and/or refining facilities;

  •
  our ability to sell and/or receive market prices for our oil, gas, and NGLs;

  •
  new technologies may cause our current exploration and drilling methods to become obsolete;

  •
  the possibility of security threats, including terrorist attacks and cybersecurity breaches, against, or otherwise impacting, our facilities and systems; and

  •
  litigation, environmental matters, the potential impact of legislation and government regulations, and the use of management estimates regarding such matters.

        We caution you that forward-looking statements are not guarantees of future performance and actual results or performance may be materially different from those expressed or implied in the forward-looking statements. The forward-looking statements in this prospectus speak as of the filing date of this prospectus. Although we may from time to time voluntarily update our prior forward-looking statements, we disclaim any commitment to do so except as required by securities laws.

RISK FACTORS

        An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. Please read the information under the caption "Cautionary Statement Regarding Forward-Looking Statements."

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Six Months Ended June 30, 2016	Year Ended December 31,
		2015	2014	2013	2012	2011
Ratio of earnings to fixed charges(1)	—(2)	—(3)	10.0x	3.7x	—(4)	6.7x

(1)
The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings from continuing operations before income taxes plus fixed charges and amortization of capitalized interest, less capitalized interest) by fixed charges (interest expense, plus capitalized interest plus our estimate of the interest component of rental expense).

(2)
Earnings were inadequate to cover fixed charges for the six months ended June 30, 2016 by a deficiency of $810.8 million.

(3)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2015 by a deficiency of $738.8 million.

(4)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2012 by a deficiency of $86.6 million.

USE OF PROCEEDS

        Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include, among other things:

  •
  the repayment of outstanding indebtedness;

  •
  working capital;

  •
  capital expenditures; and

  •
  acquisitions.

        The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 200,000,000 shares of capital stock, par value $0.01 per share. As of July 27, 2016, there were 68,466,823 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

        Holders of common stock are entitled to one vote for each share held in the election of directors and on all other matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

        Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to receive ratably the net assets of the Company available after payment of all debts and other liabilities. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and non-assessable.

        Delaware corporate law and the Company's certificate of incorporation and by-laws contain provisions that may have the effect of delaying or preventing a change of control of the Company or its management. These provisions, among other things, provide for non-cumulative voting in the election of members of the Board of Directors and impose procedural requirements on stockholders who wish to make nominations for the election of directors or propose other actions at stockholder meetings.

        The Company's certificate of incorporation provides that authorized but unissued shares of common stock are available for future issuance without stockholder approval, subject to various limitations imposed by the NYSE. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could make it more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

        In addition, the Delaware General Corporation Law (the "DGCL"), which applies to the Company as a corporation organized in the State of Delaware, imposes restrictions on business combinations with interested parties. Section 203 of the DGCL, an anti-takeover law, prevents Delaware corporations under certain circumstances from engaging in a "business combination" with an "interested stockholder" (generally, a holder of 15% or more of the outstanding voting stock of the corporation). A "business combination" includes a merger or sale of 10% or more of a company's assets. However, the provisions of Section 203 do not apply if (1) the board of directors approves the transaction; (2) after the completion of the transaction that resulted in the stockholder becoming an "interested stockholder," that stockholder owned at least 85% of the company's voting stock outstanding at the time the transaction commenced, excluding shares owned by officers and directors and certain employee benefit plans; or (3) on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at a meeting of stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the "interested stockholder." These provisions of Delaware law and our certificate of incorporation and by-laws may have the effect of delaying, deferring or preventing a change in control of the Company, even if the change in control might be beneficial to Company stockholders.

        Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of a director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors' liability, then the liability of our directors will automatically be limited to the fullest extent provided by law. Our certificate of incorporation and by-laws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from our directors and officers. We believe that these the provisions in our certificate of incorporation and by-laws are necessary to attract and retain qualified persons as directors and officers.

Transfer agent and registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company N.A.

DESCRIPTION OF DEBT SECURITIES

        The following description of the debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to that series. References in this section to "SM Energy" mean SM Energy Company and not its subsidiaries.

        Any debt securities offered by this prospectus will be issued under an indenture between SM Energy and U.S. Bank National Association, as trustee (the "indenture"), which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We have summarized selected provisions of the indenture below. You should read the indenture for provisions that may be important to you.

        Because we have included only a summary of the indenture terms, you must read the indenture in full to understand every detail of the terms of the debt securities.

        The indenture will not limit the amount of debt securities we may issue under it, and will provide that additional debt securities of any series may be issued up to the aggregate principal amount that we authorize from time to time.

        Unless otherwise indicated in the applicable prospectus supplement, we will issue the debt securities in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

        Principal and any premium and interest in respect of the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the trustee, unless we specify otherwise in the applicable prospectus supplement. At our option, however, we may pay interest by mailing checks to the registered holders of the debt securities at their registered addresses.

        We will describe any special U.S. federal income tax and other considerations relating to the debt securities in the applicable prospectus supplement.

General

        The indenture provides that SM Energy may issue separate series of debt securities under the indenture from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We will determine the terms and conditions of the debt securities, including the maturity, principal and interest, but those terms must be consistent with the indenture. The debt securities will be unsecured obligations of SM Energy.

        The prospectus supplement relating to the particular series of debt securities being offered will specify the amounts, prices and terms of those debt securities. These terms may include:

  •
  the title of the debt securities;

  •
  the designation, aggregate principal amount and authorized denominations of the debt securities;

  •
  the date or dates on which the debt securities will mature;

  •
  the percentage of the principal amount at which the debt securities will be issued;

  •
  the date on which the principal and premium, if any, of the debt securities will be payable;

  •
  whether any subsidiary guarantor will guarantee the debt securities;

  •
  the annual rate or rates, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear any interest;

  •
  the date or dates from which any interest will accrue and the date or dates on which such interest will be payable;

  •
  the specified currency of the debt securities;

  •
  a description of any provisions providing for redemption, exchange or conversion of the debt securities at our option, at the holders' option or otherwise, and the terms and provisions of such a redemption, exchange or conversion;

  •
  any sinking fund terms;

  •
  any events of default or covenants of SM Energy with respect to the debt securities of a certain series that are different from those described in this prospectus;

  •
  whether and under what circumstances any covenants in the indenture will be subject to either or both covenant defeasance and legal defeasance with respect to the debt securities;

  •
  any deletions from, or modifications or additions to, the provisions of the indenture relating to satisfaction and discharge in respect of the debt securities;

  •
  any index or other method used to determine the amount of payments of principal of and any premium and interest on the debt securities;

  •
  if applicable, that the debt securities will be issuable in whole or in part in the form of one or more global securities and, in such case, the name of the respective depositaries for such global securities, the form of any legend or legends which will be borne by any such global security in addition to or in lieu of those set forth in the indenture and any circumstances in addition to or in lieu of those set forth in the indenture in which any such global security may be exchanged in whole or in part for debt securities registered, and any transfer of such global security in whole or in part may be registered, in the name or names of persons other than the depositary for such global security or a nominee thereof; and

  •
  any other specific terms of the debt securities.

        We are not obligated to issue all debt securities of any one series at the same time. The debt securities of any one series may not bear interest at the same rate or mature on the same date.

        If we sell any of the debt securities for foreign currencies or foreign currency units or if the principal of, or any premium or interest on, any series of debt securities is payable in foreign currencies or foreign currency units, we will describe the restrictions, elections, tax consequences, specific terms and other information with respect to those debt securities in the applicable prospectus supplement.

        Unless otherwise indicated in the applicable prospectus supplement, SM Energy's obligation to pay the principal of, and any premium and interest on, its senior debt securities will be unsecured and will rank equally with all of SM Energy's other unsecured unsubordinated indebtedness.

Interest Rates and Discounts

        The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will bear interest on the basis of a 360-day year consisting of twelve 30-day months.

        We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. We will describe the federal income tax consequences and special considerations that apply to those debt securities in the applicable prospectus supplement.

Exchange, Registration and Transfer

        Unless otherwise specified, debt securities of any series will be exchangeable for other debt securities of the same series and of like aggregate principal amount and tenor in different authorized denominations.

        You may present debt securities for registration of transfer, together with a duly executed form of transfer, at the office of the transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We may at any time designate additional transfer agents with respect to any series of debt securities.

        In the event of any redemption, we will not be required to:

  •
  execute, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

  •
  execute, register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

        Unless we specify otherwise in the applicable prospectus supplement, we will pay the principal of, and any premium and interest on, the debt securities at the office of the paying agent or paying agents that we designate at various times. At our option, we may, however, make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, the Corporate Trust Office of the trustee in Denver, Colorado, will be designated as our sole paying agent for payments with respect to debt securities that are issuable solely as registered securities.

        All monies we pay to a paying agent for the payment of principal of, and any premium and interest on, any debt security that remains unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt security will look only to us for payments out of those repaid amounts.

Global Securities

        Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of the debt securities they represent. Each global security will be registered in the name of a depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the indenture.

Events of Default

        Unless otherwise specified in the applicable prospectus supplement, any one of the following events will constitute an "event of default" under the indenture with respect to the debt securities of any series issued under the indenture:

  •
  any failure by us to pay any interest on any debt security of that series when due that continues for 30 days;

  •
  any failure by us to pay principal of, or any premium on, the debt securities of that series when due and payable, either at maturity or otherwise;

  •
  any failure by us to perform, or breach by us of, any of our other covenants or warranties in the indenture, and that breach or failure continues for 60 days (subject to extension under certain circumstances for another 120 days) after written notice as provided in the indenture;

  •
  the occurrence of certain events of bankruptcy, insolvency or reorganization involving us or certain of our subsidiaries; and

  •
  the occurrence of any other event of default provided with respect to the debt securities of that series.

        If we fail to pay the principal of, or premium, if any, or interest on, the debt securities of any series or we fail to perform or breach any of the other covenants or warranties applicable to the debt securities of that series, and such event of default is continuing, the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series (or with respect to covenant and warranty defaults, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series) may declare the principal amount of, and any premium and interest on, the debt securities of that series to be due and payable immediately. If an event of default occurs involving certain events of bankruptcy, insolvency or reorganization, and the event of default is continuing, then the principal amount of all of the debt securities of such series then outstanding under the indenture will become due and payable immediately, without notice or other action by any holder or the trustee, to the full extent permitted by law. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, the holders of not less than a majority in aggregate principal amount of the debt securities of any series may rescind and annul any declaration of acceleration with respect to such series of debt securities if we deposit with the trustee an amount sufficient to pay all overdue interest on the debt securities of that series, the principal of and premium, if any, on the debt securities of that series that have become due and payable otherwise than by such declaration of acceleration and all amounts due to the trustee and if all other events of default with respect to the debt securities of that series have been cured or waived.

        Within 90 days after the occurrence of any event of default under the indenture with respect to the debt securities of any series issued under the indenture, the trustee must transmit notice of the event of default to the holders of the debt securities of that series unless the event of default has been cured or waived. The trustee may withhold the notice, however, except in the case of a payment default, if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of the notice is in the interest of the holders of debt securities of that series.

        If an event of default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of that series by all appropriate judicial proceedings.

        Subject to the duty of the trustee during any default to act with the required standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities issued under the indenture, unless the holders offer the trustee reasonable indemnity. Subject to indemnifying the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series issued under the indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

Defeasance

        Unless the applicable prospectus supplement provides otherwise, any debt securities, or portion of the principal amount of the debt securities, will be deemed to have been paid for purposes of the indenture, and, at our election, our entire indebtedness with respect to the debt securities, or portion thereof, will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the trustee or any paying agent other than us, in trust, money, certain eligible obligations, as defined in the indenture, or a combination of the two, sufficient to pay principal of and any premium and interest due and to become due on the debt securities or portions thereof, and have met certain other conditions set forth in the indenture.

        In addition, unless the applicable prospectus supplement provides otherwise, we shall be released from our obligations under certain covenants set forth in the indenture (or certain additional covenants applicable to a particular series of debt securities) if we have irrevocably deposited with the trustee or any paying agent other than us, in trust, money, certain eligible obligations, as defined in the indenture, or a combination of the two, sufficient to pay principal of and any premium and interest due and to become due on the debt securities or portions thereof, and have met certain other conditions set forth in the indenture.

Modification and Waiver

        The trustee and SM Energy may, without the consent of holders, modify or waive provisions of the indenture for certain purposes, including, among other things, curing ambiguities and maintaining the qualification of the indenture under the Trust Indenture Act of 1939, as amended. The trustee and SM Energy may modify or waive certain provisions of the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series issued under the indenture affected by the modification or waiver. The provisions of the indenture may not, however, be waived or modified without the consent of each holder of each debt security of the series affected thereby if the modification or waiver would:

  •
  change the stated maturity of the principal of, or a scheduled date for the payment of any interest on, any such debt security;

  •
  reduce the principal amount of, or interest on, or any premium payable upon the redemption of, any such debt security;

  •
  change the specified currency in which the principal of any such debt security or any premium or any interest on that debt security is payable;

  •
  impair or affect the right of any holder of such debt security to institute suit for the enforcement of any payment of principal, premium, or interest on or with respect to any such security on or after the stated maturity of such debt security;

  •
  with respect to any such series of debt securities the terms of which provide for the making and consummation of an offer to repurchase such debt securities in connection with a change of control (as defined in such terms), amend, change or modify our obligation to make and consummate such offer to repurchase after the related change of control has occurred, including amending, changing or modifying any definition relating thereto;

  •
  reduce the percentage and principal amount of such outstanding debt securities, the consent of the holders of which is required for any such supplemental indenture, or the consent of which is required for any waiver of certain defaults under the indenture and their consequences provided for in the indenture, or reduce the requirements of such debts securities for quorum or voting under the indenture; or

  •
  modify any of the provisions of the indenture relating to modifying the indenture, waiving certain covenants and waiving past defaults.

        The holders of not less than a majority in aggregate principal amount of outstanding debt securities of any series issued under the indenture may, on behalf of the holders of all debt securities of that series, waive our compliance with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of debt securities of any series issued under the indenture may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under the indenture with respect to the debt securities of that series, except:

  •
  a continuing payment default with respect to debt securities of that series; or

  •
  a continuing default of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of that series.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge with or into, or sell, assign, transfer, lease or convey or otherwise dispose of all or substantially all of our assets and properties and the assets and properties or our subsidiaries (taken as a whole) in one or more related transactions to any person (as defined in the indenture) unless:

  •
  either (a) SM Energy is the surviving entity or (b) the entity formed by or surviving the consolidation or merger (if other than us), or the person that acquires by sale, assignment, transfer, lease, conveyance or other disposition, substantially all of our properties and assets is organized and validly existing under the laws of the United States, any state of the United States or the District of Columbia;

  •
  the entity formed by or surviving the consolidation or merger (if other than us), or the person that acquires by sale, assignment, transfer, lease, conveyance or other disposition, substantially all of our properties and assets expressly assumes the due and punctual payment of the principal of, and any premium and interest on, and every other obligation under the debt securities and the indenture; and

  •
  immediately after the transaction becomes effective, no event of default, and no event that, after notice or lapse of time, or both, would become an event of default, will have occurred and be continuing.

Governing Law

        The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. The indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the indenture and will, to the extent applicable, be governed by those provisions.

The Trustee

        We may appoint a separate trustee for any series of debt securities. In the description of a series of debt securities, the term "trustee" refers to the trustee appointed with respect to such series of debt securities. The trustee may be a depository for funds and perform other services for, and may transact other banking business with, SM Energy and its subsidiaries in the normal course of business.

BOOK-ENTRY SECURITIES

        Unless otherwise specified in the applicable prospectus supplement, we will issue securities, other than our common stock, to investors in the form of one or more book-entry certificates registered in the name of a depository or a nominee of a depository. Unless otherwise specified in the applicable prospectus supplement, the depository will be DTC. We have been informed by DTC that its nominee will be Cede & Co., or Cede. Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.

        No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of such securities.

        DTC has informed us that it is:

  •
  a limited-purpose trust company organized under New York banking laws;

  •
  a "banking organization" within the meaning of the New York banking laws;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under the Securities Exchange Act.

        DTC has also informed us that it was created to:

  •
  hold securities for "participants" and

  •
  facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants' accounts, thereby eliminating the need for the physical movement of securities certificates.

        Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede, as nominee for DTC. These payments will be forwarded to DTC's participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee or depositary as registered holders of the securities entitled to the benefits of the certificate, the indenture or any deposit agreement. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

        Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with whom beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

        Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

        DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the certificate, the indenture or any deposit agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited.

        According to DTC, it has provided information with respect to DTC to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

        Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depository for the book-entry security or DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when DTC is required to be so registered; or

  •
  we execute and deliver to the applicable registrar, transfer agent, trustee and/or depositary an order complying with the requirements of the certificate, the indenture or any deposit agreement that the book-entry security will be so exchangeable.

        Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

        If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or depositary, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

        Except as described above:

  •
  a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depository appointed by us; and

  •
  DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

        None of SM Energy, the trustee, any registrar and transfer agent or any depository, or any agent of any of them, will have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in a book-entry security.

PLAN OF DISTRIBUTION

        We may sell the securities pursuant to this prospectus and any accompanying prospectus supplement:

  •
  through agents;

  •
  through underwriters or dealers;

  •
  directly to one or more purchasers, including existing shareholders; or

  •
  any combination of the foregoing methods.

        We will prepare a prospectus supplement for each offering that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents and any delayed delivery arrangements.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price, at prevailing market prices at the time of the sale, at prices related to such prevailing market prices at varying prices determined at the time of sale, or at negotiated prices.

By Agents

        Securities offered by us pursuant to this prospectus may be sold through agents designated by us. Unless otherwise indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

By Underwriters or Dealers

        If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise indicated in the prospectus supplement, the underwriters must purchase all the securities of the series offered by a prospectus supplement if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales

        Securities offered by us pursuant to this prospectus may also be sold directly by us. In this case, no underwriters or agents would be involved. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Arrangements

        We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities providing for payment and delivery on a future date specified in the prospectus supplement. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers under such delayed delivery and payment arrangements will be subject to the condition that the purchase of the offered securities will not at the time of delivery be prohibited under applicable law. The underwriters and such agents will not have any responsibility with respect to the validity or performance of such contracts.

General Information

        Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

        The securities (other than common stock) offered by this prospectus and any prospectus supplement, when first issued, will have no established trading market. Any underwriters or agents to or through whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

        We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

        In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

LEGAL MATTERS

        Certain legal matters in connection with the securities will be passed upon for us by Holland & Hart LLP or by legal counsel named in the prospectus supplement and for any underwriters by legal counsel named in the prospectus supplement.

EXPERTS

        The consolidated financial statements of SM Energy Company and subsidiaries as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, appearing in SM Energy Company's Annual Report (Form 10-K) for the year ended December 31, 2015, and the effectiveness of SM Energy Company's internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and SM Energy Company management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        Certain information with respect to our proved oil and gas reserves referred to and incorporated by reference herein is based in part upon the audit of our proved reserve estimates by Ryder Scott Company, L.P., a firm of independent petroleum engineers. Such information is included and incorporated herein in reliance on the authority of such firm as experts in petroleum engineering.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act, and we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at 100 F Street NE, Washington, D.C. 20549-2521. Please call 1-800-732-0330 for further information concerning the operation of the public reference room. Our SEC filings are also available on the SEC's web site at http://www.sec.gov. Unless specifically listed under "Incorporation by Reference" below, the information contained on the

SEC web site is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

        Our common stock is listed and traded on the NYSE. Our reports, proxy statements and other information filed with the SEC can also be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

        We make available free of charge on or through our Internet website, http://www.sm-energy.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus and does not constitute a part of this prospectus.

        This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information and any and all of the documents referred to herein, including the indenture for the notes, which is summarized in this prospectus, without charge to each person to whom a copy of this prospectus has been delivered, who makes a written or oral request at the following address or telephone number:

Investor Relations
SM Energy Company
1775 Sherman Street, Suite 1200
Denver, Colorado 80203
(303) 861-8140
information@sm-energy.com

INCORPORATION BY REFERENCE

        We "incorporate by reference" in this prospectus certain documents that we have previously filed with the SEC. This means that we are disclosing important information to you without actually including that information in this prospectus by referring you to other documents that we have filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed "filed" with the SEC, will automatically update information that we previously filed with the SEC, and may replace information in this prospectus and information that we previously filed with the SEC. We incorporate by reference the following documents in this prospectus, which you should review in connection with this prospectus:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 24, 2016;

  •
  our Quarterly Reports on Form 10-Q for the period ended March 31, 2016, filed with the SEC on May 4, 2016, and for the period ended June 30, 2016, filed with the SEC on August 3, 2016;

  •
  our Current Reports on Form 8-K filed with the SEC on February 22, 2016, March 25, 2016, April 13, 2016 and May 26, 2016, excluding any information furnished pursuant to Item 2.02, Item 7.01 or Item 9.01 on any Current Report on Form 8-K; and

  •
  the description of our common stock contained in our Form 8-A/A (File No. 001-31539) filed with the SEC on August 8, 2016, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

We also incorporate by reference each of the documents that we file with the SEC (excluding any portion of those filings furnished under Items 2.02 or 7.01 of Form 8-K or other information furnished to the SEC) under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act on or after this registration statement. Any statements made in such documents will automatically update and supersede the information contained in this prospectus, and any statements made in this prospectus update and supersede the information contained in past SEC filings incorporated by reference into this prospectus.

        You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement, or any free writing prospectus we may authorize to be delivered to you. You should not assume that the information incorporated by reference or provided in this prospectus, any applicable prospectus supplement or any free writing prospectus is accurate as of any date other than the date on the front of each document.

$500,000,000

SM Energy Company

            % Senior Notes due 2026

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch
Wells Fargo Securities
J.P. Morgan
Barclays
BBVA
RBC Capital Markets
Comerica Securities
BOK Financial Securities, Inc.
Capital One Securities
Deutsche Bank Securities
KeyBanc Capital Markets
Santander
Scotiabank
US Bancorp
Goldman, Sachs & Co.
Tudor, Pickering, Holt & Co.

                , 2016